UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 GEOCOM RESOURCES INC.
(Name of small business issuer in its charter)

Nevada	1381	98-0349734
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

413-114 West Magnolia Street Bellingham, WA 98225 360-392-2898
(Address and telephone number of principal executive offices)

413-114 West Magnolia Street Bellingham, WA 98225 360-392-2898
(Address of principal place of business or intended principal place of business)

John Hiner, President Geocom Resources Inc. 413-114 West Magnolia Street Bellingham, WA 98225 360-392-2898

(Name, address and telephone number of agent for service)

Copy of communications to:
Bernard Pinsky
Clark Wilson LLP
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock to be offered for resale by selling stockholders	3,457,143	$0.47	$1,624,857.21	$205.87
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	3,457,143	$0.47	$1,624,857.21	$205.87
Total Registration Fee				$411.74

(1)           An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)           Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on November 29, 2004.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS	Subject to Completion
______________, 200__

Geocom Resources Inc.

A Nevada Corporation

6,914,286 Shares of Common Stock of Geocom Resources Inc.

_________________________________

The prospectus relates to the resale by certain selling stockholders of Geocom Resources Inc. of up to 6,914,286 shares of our common stock in connection with the resale of:

- up to 357,143 shares of our common stock issued in a private placement on July 1, 2004;

- up to 357,143 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on July 1, 2004;

- up to 2,487,500 shares of our common stock issued in a private placement on October 18, 2004;

- up to 2,487,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 18, 2004;

- up to 612,500 shares of our common stock issued in a private placement on October 28, 2004; and

- up to 612,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 28, 2004.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We will pay for the expenses of this offering.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "GOCM". On December 21, 2005, the closing bid price of our common stock was $0.17.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is ____________________, 200__.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS

                                                                                          Page Number

PROSPECTUS SUMMARY	5
GLOSSARY OF TERMS	6
RISK FACTORS	7
We own options to earn interest in our properties and if we fail to meet the requirements of our option agreements we will lose our interests and cease operations.	7
We have limited operating history and losses that we expect to continue into the future.	7
We have no known ore reserves and we may not find any mineral resources, or if we find mineral resources, the deposits may be uneconomic or production from those deposits may not be profitable.	8
If we do not raise enough money for exploration, we will have to delay exploration or go out of business.	8
Weather conditions and climate may make access to our Iliamna project difficult.	8
Because we are small and do not have much capital, we must limit our exploration and consequently may not find mineralized material. If we do not find mineralized material, we will cease operations.	8
We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations.	8
We do not have enough money to complete our exploration and consequently may have to cease or suspend our operations unless we are able to raise additional financing.	8
Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.	9
Our officers and directors own a total of 7,660,000 shares of our company. They may sell some of their shares in the future, which could cause the price of our common stock to fall, which will reduce the value of your shares.	9
Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.	9
FORWARD LOOKING STATEMENTS	9
SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE	10
THE OFFERING	10
USE OF PROCEEDS	11
PRIVATE PLACEMENTS	11
SELLING SECURITY HOLDERS	12
PLAN OF DISTRIBUTION	16
LEGAL PROCEEDINGS	18
LEGAL MATTERS	18
MANAGEMENT	18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21
DESCRIPTION OF SECURITIES	22
PENNY STOCK RULES	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	23
INTEREST OF NAMED EXPERTS AND COUNSEL	23
EXPERTS	24
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
DESCRIPTION OF BUSINESS	25
DESCRIPTION OF PROPERTY	32
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	42
DIVIDEND POLICY	43
EXECUTIVE COMPENSATION	43
WHERE YOU CAN FIND MORE INFORMATION	44
FINANCIAL STATEMENTS	46

SUMMARY

Our Business

We are in the business of acquiring, exploring, and developing mineral resource properties and interests. We were incorporated in the State of Nevada on June 19, 2000. From the inception of our business on April 23, 2001, we were engaged in a working interest in respect of the exploration of certain oil and natural gas interests in the state of California referred to as the Coalinga Nose Project. The Coalinga Nose Project was unsuccessful and we commenced pursuing other resource sector opportunities. In April 2003 we made the decision to focus our efforts on the mineral resource exploration and development sector.

The address of our principal executive office is 114 West Magnolia Street, Suite 413, Bellingham, Washington 98225. Our telephone number is 360-392-2898.

We have one subsidiary, Minera Geocom Resources-Chile Limitada, a Chilean corporation incorporated on October 16, 2003.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Geocom Resources Inc. of up to 6,914,286 shares of our common stock in connection with the resale of:

- up to 357,143 shares of our common stock issued in a private placement on July 1, 2004;

- up to 357,143 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on July 1, 2004;

- up to 2,487,500 shares of our common stock issued in a private placement on October 18, 2004;

- up to 2,487,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 18, 2004;

- up to 612,500 shares of our common stock issued in a private placement on October 28, 2004;

- up to 612,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 28, 2004.

Number of Shares Outstanding

There are 20,942,675 shares of our common stock issued and outstanding as at November 22, 2005. We have no other securities issued.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling security holders. We will receive proceeds of up to $1,853,571.55 upon exercise of all of the share purchase warrants (we have received $116,928 for exercise of 682,143 warrants and have earmarked the funds received for our general working capital). Since we cannot predict when all of the warrants will be exercised, we have not earmarked the balance of these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the years ended June 30, 2005, 2004 and 2003 and our unaudited financial statements for the three month period ended September 30, 2005 and 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis or Plan of Operation" beginning on page 39 of this prospectus. All dollar amounts refer to Canadian dollars.

	Three months ended September 30, 2005	Three months ended September 30, 2004	For year ended June 30, 2005	For year ended June 30, 2004	For year ended June 30, 2003
Revenue	Nil	Nil	Nil	Nil	Nil
Net Loss for the Period	$ (227,447)	$ (348,484)	$ (1,582,546)	$ (1,082,369)	$ (168,528)
Loss Per Share - basic and diluted	$ (0.01)	$ (0.02)	(0.08)	(0.06)	(0.01)
	As at September 30, 2005	As at September 30, 2004	As at June 30, 2005	As at June 30, 2004	As at June 30, 2003
Working Capital	$ 50,273	$ 97,945	$ 106,683	$ 106,683	$ (137,049)
Total Assets	$ 215,048	$ 133,622	$ 311,944	$ 161,318	$ 454,345
Total Stockholders' Equity/Deficiency	$ 56,835	$ 99,572	$ 198,016	$ 106,683	$ (137,049)
Deficit Accumulated During the Exploration Stage	$ (3,562,467)	$ (2,100,958)	$ (3,335,020)	$ (1,752,474)	$ (670,105)

GLOSSARY OF TERMS

The following glossary, which is not exhaustive, should be used only as an adjunct to a thorough reading of the entire document of which it forms a part.

Anomaly: Any departure from the norm which may indicate the presence of mineralization in the underlying bedrock.

Board of Directors: The board of directors of Geocom Resources Inc. as elected or appointed from time to time. Also sometimes referred to as the “Board”.

breccia: A course-grained rock, composed of angular, broken rock fragments held together by a mineral cement or a fine-grained matrix

Director: A director of Geocom Resources Inc. as elected or appointed from time to time.

disseminated ore: one carrying small particles of valuable minerals spread more or less uniformly through the host rock.

epithermal: Applied to hydrothermal deposits formed at low temperature and pressure.

hectare: A metric unit of land measure equal to 10,000 square metres or 2.471 acres.

hydrothermal: Relating to hot fluids circulating in the earth’s crust.

intrusion: a body or rock formed by the consolidation of magma intruded into other rocks.

metamorphic: rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

mineral: An inorganic substance having usually a definite chemical composition and, if formed under favourable conditions, having a certain characteristic atomic structure which is expressed in its crystalline form and other physical properties.

mineral claim: The portion of mining ground held under law by a claimant.

mineralization: Implication that the rocks contain sulphide minerals and that these could be related to ore.

ore: That part of a mineral deposit which could be economically and legally extracted.

quartz: A common rock forming mineral consisting of silicon and oxygen.

siliceous: an adjective describing a rock containing an abundance of quartz.

sulfidation: The reaction of a metal or alloy with a sulfur-containing species to produce a sulfur compound that forms on or beneath the surface of the metal or alloy.

stockwork: A metalliferous deposit characterized by the impregnation of the mass of rock with many small veins or nests irregularly grouped.

vein: A zone or belt of mineralized rock lying within boundaries clearly separating it from neighbouring rock. A mineralized zone has, more or less, a regular development in length, width and depth to give it a tabular form and is commonly inclined at a considerable angle to the horizontal. The term “lode” is commonly used synonymously for vein.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Geocom and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

We own options to earn interest in our properties and if we fail to meet the requirements of our option agreements we will lose our interests and cease operations.

We hold options to earn interests in our properties and if we fail to meet the requirements of our option agreements we will lose our rights to earn those interests and cease operations.

We have limited operating history and losses that we expect to continue into the future.

We have not yet realized any revenues. We have limited operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception to September 30, 2005 is $(3,562,467). Our ability to achieve and maintain profitability and positive cash flow is dependent upon the following:

•	Our ability to locate a profitable mineral property;
•	Our ability to generate revenues; and
•	Our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with exploration of our mineral properties. We may not be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

We have no known ore reserves and we may not find any mineral resources, or if we find mineral resources, the deposits may be uneconomic or production from those deposits may not be profitable.

We have no known ore reserves and we may not find any mineral resources. Even if we recover mineral substances, we may not make a profit. If we cannot find economic mineral resources or if it is not economic to recover the mineral resources, we will have to cease operations.

If we do not raise enough money for exploration, we will have to delay exploration or go out of business.

We are in the very early exploration stage and we need additional financing before we are able to continue our exploration efforts. We have not made any arrangements for financing and we may be unable to raise financing. If we are not able to raise any financing we will have to delay our exploration or go out of business.

Weather conditions and climate may make access to our Iliamna project difficult.

Rain and snow may make access to our Iliamna project difficult. While we plan to conduct exploration year round, weather constraints could impact the access and efficiency of our exploration programs.

Because we are small and do not have much capital, we must limit our exploration and consequently may not find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, although our property may contain mineralized material. If we do not find mineralized material, we will cease operations. We require additional financing before we can undertake any explorations of our properties.

We may not have access to all of the supplies and materials we need to begin exploration that could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We do not have enough money to complete our exploration and consequently may have to cease or suspend our operations unless we are able to raise additional financing.

We have enough money to commence first stages of the exploration of the Iliamna and La Carolina Projects. We will require additional funding to complete subsequent phases of exploration. Because we are conducting exploration on undeveloped projects, we do not know how much we will have to spend to find out if there is mineralized material on our property. It could cost as little as $500,000 and as much as $10,000,000 to find out. If it turns out that we are not able to raise enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cannot raise it, we will have to suspend or cease operations.

Risks associated with our common stock

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934, which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. In particular, prior to selling a penny stock, broker/dealers must give the prospective customer a risk disclosure document that: contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; contains a description of the broker/dealers' duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of Federal securities laws; contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices; contains the toll free telephone number for inquiries on disciplinary actions established pursuant to section 15(A)(i); defines significant terms used in the disclosure document or in the conduct of trading in penny stocks; and contains such other information, and is in such form (including language, type size, and format), as the SEC requires by rule or regulation. Further, for sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement before making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

Our officers and directors own a total of 7,660,000 shares of our company. They may sell some of their shares in the future, which could cause the price of our common stock to fall, which will reduce the value of your shares.

Our officers and directors own a total of 7,660,000 shares of stock. Subject to all holding periods under applicable securities laws, they will likely sell a portion or all of their stock in the future. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Other risks

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

Some of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" beginning at page 6 that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus because the safe harbor does not apply to forward-looking statements made in connection with an initial public offering.

As used in this prospectus, the terms "we", "us", "our", and "Geocom" mean Geocom Resources Inc. unless otherwise indicated.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the "SEC") at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330 or 202-551-8090. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of Geocom Resources Inc. of up to 6,914,286 shares of our common stock in connection with the resale of:

- up to 357,143 shares of our common stock issued in a private placement on July 1, 2004;

- up to 357,143 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on July 1, 2004;

- up to 2,487,500 shares of our common stock issued in a private placement on October 18, 2004;

- up to 2,487,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 18, 2004;

- up to 612,500 shares of our common stock issued in a private placement on October 28, 2004; and

- up to 612,500 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on October 28, 2004.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder. We will pay for the costs of this offering.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. We will receive proceeds of $1,853,571.55 upon exercise of all of the share purchase warrants (we have received $116,928 for exercise of 682,143 warrants and have earmarked the funds received for our general working capital). Since we cannot predict when all of the warrants will be exercised, we have not earmarked the balance of these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

PRIVATE PLACEMENTS

July 2004 Private Placement

On July 1, 2004, we issued 357,143 units to one investor, at a price of $0.70 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.85 per share for a period of two years from July 2, 2004.

October 2004 Private Placements

On October 18, 2004, we issued 2,487,500 units to 36 accredited investors, at a price of $0.40 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share for a period of two years from October 18, 2004.

In connection with this private placement, we paid a placement fee of eight percent (8%) of the aggregate gross proceeds of the private placement plus ten percent (10%) of the aggregate number of units sold in warrants.

In the Securities Purchase Agreement with the each of the investors, we agreed to file this registration statement on or before December 1, 2004. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by March 1, 2005. We will be required to keep the registration statement effective for a period of two (2) years from date it becomes effective.

In the event that:

- we fail to file this registration statement by December 1, 2004;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission; or

- we fail to have this registration statement declared effective by March 1, 2005;

(each of these is deemed to be a registration default) then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder for each 30 days of delay until October 18, 2005.

On October 28, 2004, we issued 612,500 units to 12 accredited investors, at a price of $0.40 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share for a period of two years from October 28, 2004.

In connection with this private placement, we paid a placement fee of eight percent (8%) of the aggregate gross proceeds of the private placement plus ten percent (10%) of the aggregate number of units sold in warrants.

In the Securities Purchase Agreement with the each of the investors, we agreed to file this registration statement on or before December 12, 2004. After filing this registration statement, we are required to use our best efforts to cause this registration statement to become effective by March 11, 2005. We will be required to keep the registration statement effective for a period of two (2) years from date it becomes effective.

In the event that:

- we fail to file this registration statement by December 12, 2004;

- we fail to file a request for acceleration within five trading days of the date we are notified that this registration statement will not be reviewed or is not subject to further review by the Securities and Exchange Commission; or

- we fail to have this registration statement declared effective by March 11, 2005;

(each of these is deemed to be a registration default) then we will pay liquidated damages to each of the investors equal to 1.5% of the aggregate purchase price paid by each holder for each 30 days of delay until October 28, 2005.

Re-Price of Share Purchase Warrants

On August 24, 2005, our board of directors decided to re-price our outstanding share purchase warrants to better reflect the then market value of our shares of common stock and to provide existing warrant holders an opportunity to benefit from the market conditions. The warrants were re-priced and the exercise price would be determined by their time of exercise, according to the following timeline:

a.	any share purchase warrants exercised on or before September 9, 2005 would be exercisable at a price of $0.14 per share;
b.	any share purchase warrants exercised after September 9, 2005 but on or before September 23, 2005 would be exercisable at $0.17 per share;
c.	any share purchase warrants exercised after September 23, 2005 but on or before October 7, 2005 would be exercisable at $0.20 per share;
d.	any share purchase warrants exercised after October 7, 2005 but on or before October 21, 2005 would be exercisable at $0.25 per share, and
e.	any share purchase warrants exercised after October 21, 2005 shall remain exercisable at the price specified in their original grant.

SELLING SECURITY HOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 6,914,286 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

Based solely on the information we obtained from our Transfer Agent, the following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of

November 22, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Geocom	Common Shares Owned by the Selling Stockholder (2)	Number of Shares Registered	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
					# of Shares	% of Class
Mintaka Enterprises Ltd.(3)	714,286(3)	357,143	357,143	714,286	Nil	0%
405 Investments, L.P.(4)	100,000(4)	Nil	100,000	100,000	Nil	0%
Bilbrey Family Limited Partnership(5)	25,000(5)	Nil	25,000	25,000	Nil	0%
John Burke	62,500(6)	Nil	62,500	62,500	Nil	0%
Robert E. Cathro Trust(7)	37,500(7)	Nil	37,500	37,500	Nil	0%
Michael Lee Davis	25,000(8)	Nil	25,000	25,000	Nil	0%
Clarice B. Dykema Trust(9)	75,000(9)	37,500	37,500	75,000	Nil	0%
Elliott Family Trust u/a/d 9-22-75(10)	50,000	25,000	25,000	50,000	Nil	0%
Robert Fischer	25,000(8)	Nil	25,000	25,000	Nil	0%
Louis A. Gage and Mae V. Gage	50,000(11)	Nil	50,000	50,000	Nil	0%
Joseph Grande	125,000(12)	Nil	125,000	125,000	Nil	0%
Alan Grayson	500,000(13)	250,000	250,000	500,000	Nil	0%
Bance Hom	125,000(12)	Nil	125,000	125,000	Nil	0%
Richard Bernard Inman Revocable Living Trust u/a/d 5-06-97(14)	25,000(14)	Nil	25,000	25,000	Nil	0%
Hemant Kathuria	100,000(15)	Nil	100,000	100,000	Nil	0%
Louis F. Mahar and Kathryn E. Mahar	25,000(16)	Nil	25,000	25,000	Nil	0%
Richard Mastromatteo	250,000(17)	Nil	250,000	250,000	Nil	0%
Michael P. McTigue	62,500(6)	Nil	62,500	62,500	Nil	0%
Ari S. Millar and Vera Domnikov, TRS Millar Family Trust u/a/d 2-12-00(18)	200,000(18)	100,000	100,000	200,000	Nil	0%
Mueller Ltd. Partnership One(19)	25,000(19)	Nil	25,000	25,000	Nil	0%
Orna Newfield	50,000(11)	Nil	50,000	50,000	Nil	0%
Tommay T. Peacock Revocable Trust C(20)	250,000(20)	Nil	250,000	250,000	Nil	0%
Genelia M. Phillips and Robert E. Phillips JTWROS	50,000(8)	25,000	25,000	50,000	Nil	0%
Richard Potapchuk	250,000(17)	125,000	125,000	250,000	Nil	0%

William M. Pugh & Kathleen C. Pugh JTWROS	50,000(16)	25,000	25,000	50,000	Nil	0%
QMI Fertilizer & Grain, Inc. (21)	62,500(21)	Nil	62,500	62,500	Nil	0%
Ole Raff	25,000(8)	Nil	25,000	25,000	Nil	0%
Margaretta Sasaki and Edwin Y. Sasaki	175,000(22)	87,500	87,500	175,000	Nil	0%
Mark D. Schreiber and Lilnita Schreiber	50,000(8)	25,000	25,000	50,000	Nil	0%
Robert J. Scott and Anne E. Scott JTWROS	50,000(16)	25,000	25,000	50,000	Nil	0%
R. Steven Smith	250,000(12)	125,000	125,000	250,000	Nil	0%
Steve Stipanovich and Theresa Stipanovich as Tenants by the entirety	25,000(16)	Nil	25,000	25,000	Nil	0%
Stivers Family Trust u/a/d 11-12-90(23)	50,000(23)	25,000	25,000	50,000	Nil	0%
Thomas Tomanek	125,000(6)	62,500	62,500	125,000	Nil	0%
Christiane Vermel	50,000(8)	25,000	25,000	50,000	Nil	0%
Weber Manufacturing Profit Sharing Trust u/a/d 01-01-2004(24)	25,000(24)	Nil	25,000	25,000	Nil	0%
P. Victor Young	50,000(8)	25,000	25,000	50,000	Nil	0%
Linda Lee Couch	25,000(16)	Nil	25,000	25,000	Nil	0%
Marshall Mueller	25,000(8)	Nil	25,000	25,000	Nil	0%
Jon Nelson	25,000(8)	Nil	25,000	25,000	Nil	0%
H. Paul Prinsen	12,500(25)	Nil	12,500	12,500	Nil	0%
Richard H. Stratton	50,000(16)	25,000	25,000	50,000	Nil	0%
Gary A. Florence	50,000(16)	25,000	25,000	50,000	Nil	0%
David Lindgren	50,000(16)	25,000	25,000	50,000	Nil	0%
Barry A. Fronek	50,000(16)	25,000	25,000	50,000	Nil	0%
Barbara W. Hearst	250,000(26)	Nil	250,000	250,000	Nil	0%
Michael Misowitz	25,000(26)	Nil	25,000	25,000	Nil	0%
Deepak Munjal	25,000(26)	Nil	25,000	25,000	Nil	0%
William J. Thon Trust dated 7-15-83(27)	250,000(27)	125,000	125,000	250,000	Nil	0%

(1) Assumes all of the shares of common stock offered are sold. Based on 20,942,675 common shares issued and outstanding on November 22, 2005.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(3) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 357,143 shares of common stock to be issued pursuant to exercise of the share purchase warrants. Ian S. Fox exercises dispositive and voting power with respect to the shares of common stock that Mintaka Enterprises Ltd. currently owns, and that it will acquire upon exercise of the share purchase warrants, if exercised.

(4) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Judy Pederson, the general partner of 405 Investments, L.P., exercises dispositive and voting power with respect to the shares of common stock that 405 Investments, L.P. will acquire upon exercise of the share purchase warrants, if exercised.

(5) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Richard L. Bilbrey, M.D. and Christine C. Bilbrey, the general partners of Bilbrey Family Limited Partnership, exercise dispositive and voting power with respect to the shares of common stock that the Bilbrey Family Limited Partnership will acquire upon exercise of the share purchase warrants, if exercised.

(6) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 62,500 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(7) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 37,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Robert E. Cathro, the trustee of the Robert E. Cathro Trust, exercises dispositive and voting power with respect to the shares of common stock that the Robert E. Cathro Trust will acquire upon exercise of the share purchase warrants, if exercised.

(8) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(9) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 37,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Each share purchase warrant is exercisable until October 18, 2006 at an exercise price of $0.50 per share. See footnote 28 below regarding repricing of these warrants. Clarice B. Dykema, the trustee of the Clarice B. Dykema Trust, exercises dispositive and voting power with respect to the shares of common stock that the Clarice B. Dykema Trust owns and will acquire upon exercise of the share purchase warrants, if exercised.

(10) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock to be issued pursuant to exercise of the share purchase warrants. Theodore Thomas Elliott, the trustee of the Elliott Family Trust u/a/d 9-22-75, exercises dispositive and voting power with respect to the shares of common stock that the Elliott Family Trust u/a/d 9-22-75 owns.

(11) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 50,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(12) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(13) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(14) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Richard B. Inman, the trustee of the Richard Bernard Inman Revocable Living Trust u/a/d 5-06-97, exercises dispositive and voting power with respect to the shares of common stock that Richard Bernard Inman Revocable Living Trust u/a/d 5-06-97 will acquire upon exercise of the share purchase warrants, if exercised.

(15) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(16) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock to be issued pursuant to exercise of the share purchase warrants.

(17) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(18) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 100,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Ari S. Millar and Vera Domnikov, the trustees of the Ari S. Millar and Vera Domnikov, TRS Millar Family Trust u/a/d 2-12-00, exercise dispositive and voting power with respect to the shares of common stock that the Ari S. Millar and Vera Domnikov, TRS Millar Family Trust u/a/d 2-12-00 owns and will acquire upon exercise of the share purchase warrants, if exercised.

(19) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock to be issued pursuant to exercise of the share purchase warrants.. Marshall J. Mueller, the general partner of Mueller Ltd. Partnership One, exercises dispositive and voting power with respect to the shares of common stock that Mueller Ltd. Partnership One owns.

(20) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. Tommay T. Peacock, the trustee of the Tommay T. Peacock Revocable Trust C, exercises dispositive and voting power with respect to the shares of common stock that the Tommay T. Peacock Revocable Trust C will acquire upon exercise of the share purchase warrants, if exercised.

(21) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 62,500 shares of common stock potentially issuable upon exercise of the share purchase warrants. Quincy B. Murphy, the president of QMI Fertilizer & Grain, Inc., exercises dispositive and voting power with respect to the shares of common stock that QMI Fertilizer & Grain Inc. will acquire upon exercise of the share purchase warrants, if exercised.

(22) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 87,500 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(23) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock to be issued pursuant to exercise of the share purchase warrants. Charles L. Stivers and Nancy J. Stivers, the trustees of the Stivers Family Trust u/a/d 11-12-90, exercises dispositive and voting power with respect to the shares of common stock that the Stivers Family Trust u/a/d 11-12-90 owns and will acquire upon exercise of the share purchase warrants, if exercised.

(24) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 25,000 shares of common stock to be issued pursuant to exercise of the share purchase warrants. Russell E. Weber, the trustee of Weber Manufacturing Profit Sharing Trust, u/a/d 01-01-2004, exercises dispositive and voting power with respect to the shares of common stock that Weber Manufacturing Profit Sharing Trust u/a/d 01-01-2004 will acquire upon exercise of the share purchase warrants, if exercised.

(25) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 12,500 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(26) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 250,000 shares of common stock potentially issuable upon exercise of the share purchase warrants.

(27) The number of shares of common stock listed as beneficially owned by such selling stockholder includes 125,000 shares of common stock potentially issuable upon exercise of the share purchase warrants. William J. Thon, trustee of the William J. Thon Trust dated 7-15-83, exercises dispositive and voting power with respect to the shares of common stock that the William J. Thon Trust dated 7-15-83 owns and will acquire upon exercise of the share purchase warrants, if exercised.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders was passed upon by the law firm of Clark Wilson LLP of Vancouver, British Columbia, Canada.

MANAGEMENT

Directors and Executive Officers of Geocom

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. None of our officers are involved in the Company full-time. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
John Hiner	President, CEO and Director	57	April 4, 2003
Paul Chung	CFO, Secretary, Treasurer and Director	48	May 20, 2003
Andrew Stewart	Director	33	June 19, 2000
Talal Yassin	Director	32	June 19, 2000
Clyde Harrison	Director	62	December 2, 2004

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

John Hiner

Mr. Hiner became our President, CEO and a Director on April 4, 2003.

Mr. Hiner has been involved in the mining industry for over thirty years. From 2000 to 2003 Mr. Hiner operated JEHCORP Inc., a consulting firm to the mining industry. Prior to this, Mr. Hiner was the Vice President of Champion Resources.

Mr. Hiner holds a Bachelor of Science degree in Geology from San Diego State University, and a Master of Science degree in Geology from the Mackay School of Mines, University of Nevada-Reno.

Paul Chung

Mr. Chung became our CFO, Secretary Treasurer, and a Director on May 20, 2003.

Since February 2002 Mr. Chung has been the President of Clear Energy Systems Inc., an Arizona company developing technologies for the distributed generation industry. Since 1994, Mr Chung has also acted as a director of TNR Gold Corp. (TRR:TSX-V), a gold exploration company with properties in Argentina, Canada and U.S.A.

Mr. Chung holds a Bachelor of Science degree in Geology from the University of British Columbia and a Masters in Business Administration from Athabasca University, Alberta.

Andrew Stewart

Mr. Stewart became a Director on June 19, 2000.

Mr. Stewart has been a lawyer in British Columbia since 1999 and has experience in corporate, securities and tax law. Since December 2003 he has been a founder and principal of SK Capital Corp., an independent, private investment firm which provides merchant banking, venture capital and corporate advisory services to companies in a wide range of industries. Mr. Stewart has previously served as a director and officer of several private and public companies including Altus Explorations Inc., a resource exploration company (November 2001 to January 2004), Universco Broadband Networks Inc., a wireless networking company (January 2001 to October 2004), Gusana Explorations Inc., a resource exploration company (July 2001 to June 2003), and Voxaura Technologies Inc., a wireless infrastructure company (August 2001 to February 2003).

Mr. Stewart holds a Master of Laws degree from the University of Cambridge, England, a Bachelor of Laws degree from the University of Alberta (Silver Medal) and a Bachelor of Arts from the University of British Columbia.

Talal Yassin

Mr. Yassin became a Director on June 19, 2000.

Mr. Yassin is fluent in Arabic and Greek and has developed substantial contacts in the land and development industry inside and outside of North America.

Since January 2001 Mr. Yassin has been the President and Chief Executive Officer of Universco Broadband Networks Inc., a British Columbia company providing broadband wireless communications services. Mr. Yassin has also acted as a director of Info Touch Technologies Corp. (IFT:CDNX) an internet kiosk developer and manufacturer as well as a director and Vice President of Development of Alpha Beta Developments Ltd., a private Vancouver based real estate development company, where he is involved in numerous aspects of the real estate and development business, including acquisitions, financing, construction and marketing.

Mr. Yassin holds a Bachelor of Arts Degree from Simon Fraser University, British Columbia.

Clyde Harrison

Mr. Harrison became a Director on December 2, 2004.

Mr. Harrison is the Founding Member of Beeland Management Co., L.L.C., which manages the Rogers Raw Materials Index Funds. Mr. Harrison served as Beeland’s CEO for its first five years. Mr. Harrison has served as a pension fund consultant and is a seasoned derivative trader. Mr. Harrison began his career in 1968 in finance with Lamson Brothers, becoming the youngest partner in the firm’s history. In 1974 he became General Partner with Carl Icahn, managing hedge positions for corporate takeovers.

Mr. Harrison has been a Member of the Managed Futures Committee of the Chicago Mercantile Exchange. He has served as a bank director for five years, consulted for NBD Bank, Northern Trust and served as a Special Consultant to the Chairman of the Chicago Board Options Exchange. Mr. Harrison has also served as General Partner for a number of private investment and trading funds. Since December 23, 2004, Mr. Harrison has also acted as a director of the Brookshire Raw Materials Fund.

Committees of the Board

Currently our company has the following committees:

•	Audit Committee;
•	Nominating and Corporate Governance Committee; and
•	Compensation Committee.

Our Audit Committee is currently made up of Paul Chung and Andrew Stewart. The Audit Committee is governed by the Audit Committee Charter adopted by the board of directors on October 12, 2003.

Our Nominating and Corporate Governance Committee is currently made up of John Hiner and Paul Chung. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter adopted by the board of directors on October 12, 2003.

Our Compensation Committee is currently made up of John Hiner and Paul Chung. The Compensation Committee is governed by the Compensation Committee Charter adopted by the board of directors on October 12, 2003.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Code of Ethics

Effective October 12, 2003, our company's board of directors adopted a Code of Business Conduct and Ethics that applies to, among other persons, members of our Board of Directors, our company's officers including our president (being our principal executive officer) and our company's chief financial officer (being our principal financial and accounting officer), contractors, consultants and advisors. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

(1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

(3) compliance with applicable governmental laws, rules and regulations;

(4) the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

(5) accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our company's personnel shall be accorded full access to our president and secretary with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our company's personnel are to be accorded full access to our company's board of directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our Company officers.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our company's president or secretary. If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the president or secretary, the incident must be reported to any member of our board of directors. Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our company's Code of Business Conduct and Ethics by another.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of November 18, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
John Hiner 114 West Magnolia Street Bellingham, WA 98225	1,717,500(2)	8.20%
Paul Chung 650 W. Georgia Street Vancouver, BC V6B 4N9	1,717,500(2)	8.20%

Andrew Stewart 666 Burrard Street Vancouver, BC V6C 3P1	2,467,500(2)	11.78%
Talal Yassin 1680 Bayshore Drive Vancouver, BC V6G 3H6	2,467,500(2)	11.78%
Clyde Harrison 510 Diamond Lane Cary, IL 60013	130,000(3)	0.62%
Directors and Executive Officers as a group	8,500,000 common shares	40.58%
(1)

Based on 20,942,675 shares of common stock issued and outstanding as of November 18, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes 180,000 incentive stock options exercisable within 60 days.
(3)	Includes 120,000 incentive stock options exercisable within 60 days.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at November 18, 2005, we had 20,942,675 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

PENNY STOCK RULES

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

Malone & Bailey, PLLC was dismissed on September 8, 2004 as our independent auditors. Malone & Bailey's report dated September 24, 2003, on our consolidated balance sheet as of June 30, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years then ended and for the period from June 19, 2000 (Inception) through June 30, 2003, did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles, except that Malone & Bailey, PLLC expressed in their reports substantial doubt about our ability to continue as a going concern.

In connection with the audit of our financial statements, and in the subsequent interim period, there were no disagreements with Malone & Bailey, PLLC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Malone & Bailey PLLC would have caused Malone & Bailey, PLLC to make reference to the matter in their report. Malone & Bailey, PLLC furnished us with a letter addressed to the Commission stating that they agree with the above statements. A copy of that letter, dated September 8, 2004 is filed as Exhibit 16 to our Form 8-K filed on September 17, 2004. We engaged Lopez, Blevins, Bork & Associates, L.L.P. on September 8, 2004 as our principal accountant to audit our financial statements. The decision to change accountants was approved by our Board of Directors.

During the years ended June 30, 2003 and 2002 and subsequent to June 30, 2003 through the date hereof, neither we nor anyone on our behalf consulted with Lopez, Blevins, Bork & Associates, L.L.P. regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, nor has Lopez, Blevins, Bork & Associates, L.L.P. provided to us a written report or oral advice regarding such principles or audit opinion or any matter that was the subject of a disagreement or reportable events set forth in Item 304(a)(iv) and (v), respectively, of Regulation S-K with our former accountant.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements included in this registration statement have been audited by Lopez, Blevins, Bork & Associates, LLP, chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted himself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted himself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

Corporate History

We are in the business of acquiring, exploring, and developing mineral resource properties and interests. We were incorporated in the State of Nevada on June 19, 2000. From the inception of our business on April 23, 2001, we were engaged in a working interest in respect of the exploration of certain oil and natural gas interests in the state of California referred to as the Coalinga Nose Project. The Coalinga Nose Project was unsuccessful and we commenced pursuing other resource sector opportunities. In April 2003 we made the decision to focus our efforts on the mineral resource exploration and development sector. The address of our principal executive office is 114 West Magnolia Street, Suite 413, Bellingham, Washington 98225.

Our Current Business

On April 28, 2003 we entered into a letter of intent with TNR Resources Ltd. to acquire an option to purchase a 75% working interest in the La Carolina mineral project, located in the Sierra San Luis Mountains of Central Argentina. On May 2, 2003 we entered into a formal agreement with TNR to acquire the 75% interest in the La Carolina Project. The La Carolina Project comprises 1,318 hectares in the San Juan Province of Argentina, located 90 kilometers northeast of the provincial capital of San Luis. To earn our 75% interest, we must spend US$2,000,000 over four years on exploration and development at and we must expend $100,000 in exploration on the property on or before April 30, 2004 to maintain our right to earn an interest at La Carolina. We had spent $196,060 on the property by March 31, 2004, a total of $287,162 by June 30, 2004 and a total of $354,756 by September 30, 2004. We must issue or arrange for transfer of 50,000 of our common shares to TNR upon formalization of the agreement, and annually thereafter until our obligations have been met. As a result, our directors and officers have transferred a total of 50,000 of their shares to TNR to date. Upon vesting of our interest in the project, we will enter into a formal venture agreement with TNR to manage the development of the project.

On May 16, 2003, we entered into an agreement in principle with TNR and BHP Minerals International Exploration Inc. ("BHP") to earn a majority interest in BHP's Iliamna Project in Alaska. On May 20, 2003, we announced that we had entered into a formal agreement with TNR to earn a 75% interest in TNR's option to earn a 70% interest in BHP's Iliamna Project in Alaska. Upon accomplishing our earn-in obligations, we will hold a 52.5% net interest in the project. To earn our interest, we must expend US$500,000 prior to September 26, 2004, including an expenditure of $350,000 by May 7, 2004 in respect of the Iliamna property to maintain our right to earn an interest. The Company had spent $399,018 by March 31, 2004, a total of $460,860 by June 30, 2004, and a total of $568,952 by September 30, 2004. The interest earned is subject to a back-in right held by BHP to reacquire a 70% interest in the project with obligation to fund the project through a formal feasibility study. BHP can earn an additional 10% interest by agreeing to arrange the financing necessary to bring the project into commercial production. On December 9, 2004, the Company amended the Agreement as follows:

- Geocom and TNR can now earn interests in the D claim and H&S claims separately, each claim block having independent work obligations;

- Geocom and TNR agreed to consider a geophysical survey over the D claims on or before June 30, 2005. After consideration, both Geocom and TNR decided a geophysical survey would not provide additional germane information;

- Geocom and TNR will inform BHP Billiton whether they will commit to drill 2 drill holes of not less than 250 meters each on the D claims. If Geocom elects not to commit, the option to earn an interest in the D claims will terminate, however, such decision will not affect Geocom's rights on the H & S claims;

- Geocom will drill no less than three 250-meter holes on the H claims on or before December 31, 2005.

On September 29, 2003 we announced the drill and assay results from our core-drilling program at the Iliamna Project in western Alaska. Those results are discussed later in this Registration Statement.

The incorporation of our Chilean subsidiary, Minera Geocom Resources-Chile Limitada, was recorded on October 16, 2003 with the Registry of Commerce of Santiago. The formation of this subsidiary allows us to carry out exploration and acquisition efforts in Chile.

On October 31, 2003 we announced the acquisition of two gold and base metal projects in Chile. Our Chilean subsidiary personnel staked both properties on our behalf. The claims were staked prior to the incorporation of Minera Geocom Resources-Chile Limitada, our Chilean subsidiary, due to competitive activity in the area, and will be transferred to Minera Geocom Resources-Chile Limitada upon completion of the claim filing process.

On January 24, 2005 we announced that our wholly-owned subsidiary, Minera Geocom Resources-Chile Limitada (MGRC), has signed a formal joint venture agreement to earn a 55% interest on the Escorpion gold property from Minera Canela S.A. The property is situated in the fourth region Province of Choapa in Chile. To earn our interest, we must spend US$1,700,000.50 over four years on exploration and development and we must expend $150,000.50 in exploration on the property on or by December 31, 2005. We had spent $80,340.97 as of June 30, 2005

On April 4, 2005 we announced an exploration agreement between our wholly-owned subsidiary, MGRC, and Mr. Robert Mitchell in which MGRC acquired the rights to use an extensive, regional database containing numerous copper, gold, and platinum/palladium occurrences in regions 10 and 11, the Patagonia area of southern Chile.

We are also currently pursuing other projects within the mineral resource sector. Our principal capital resources have been through issuance of our common stock, shareholder loans and borrowing.

Competitive Factors

The mineral exploration, development, and production industry is largely unintegrated. We compete with other exploration companies looking for mineral resources. We are one of the smaller exploration companies presently active. While we compete with other exploration companies, there is no competition for the removal or sales of mineral products from our properties. Readily available markets exist worldwide for the sale of gold and other mineral products. Therefore, we will likely be able to sell any gold or mineral products that we are able to produce.

Current Projects

La Carolina Project, San Luis, Argentina

On April 28, 2003 we entered into a letter of intent with TNR to acquire an option to purchase a 75% working interest in the La Carolina mineral project, located in the Sierra San Luis Mountains of Central Argentina. On May 2, 2003 we entered into a formal agreement with TNR to acquire the 75% interest in the La Carolina Project. The La Carolina Project comprises 1,318 hectares in the San Juan Province of Argentina, located 90 kilometers northeast of the provincial capital of San Luis. To earn our 75% interest, we must spend US$2,000,000 over four years on exploration and development and we must expend $100,000 in exploration on the property on or before April 30, 2004 to maintain our right to earn an interest at La Carolina. We had spent $196,060 on the property by March 31, 2004, a total of $287,162 by June 30, 2004 and a total of $354,756 by September 30, 2004, a total of $600,335.14 as of December 31, 2004, a total of $606, 234.19 as of March 31, 2005, and a total of $606,798 as of June 30, 2005. We must issue or arrange for transfer of 50,000 of our common shares to TNR upon formalization of the agreement, and annually thereafter until our obligations have been met. As a result, our directors have transferred a total of 50,000 of their shares to TNR to date.

On November 29, 2005, we entered into an option agreement with Latin American Minerals Inc. in respect of our La Carolina project. TNR Gold Corp is also a party to the agreement as is its wholly owned subsidiary, Compania Minera Solitario Argentina S.A. which currently holds title to the property. Latin American Minerals Inc. is a mineral exploration company based in Toronto, Ontario, Canada and Buenos Aires, Argentina that is focused on gold exploration in Argentina.

The option agreement requires Latin American Minerals to pay a total of $125,000 and issue a total of 125,000 shares to our company and TNR Gold Corp., to be divided equally between them, over a period of four years. Pursuant to the option agreement, Latin American Minerals has the right to earn an undivided 75% interest in the property by making the cash and share payments and by making a total of $1,000,000 in exploration expenditures on the property over a period of five years. Latin American Minerals is entitled to earn a 37.5% interest in the property upon making $500,000 in exploration expenditures and by paying a total of $62,500 in cash and issuing 62,500 share to our company and TNR Gold Corp.. However, title to the property will remain with Compania Minera Solitario Argentina S.A. until the full 75% interest in the property is vested by Latin American Minerals. Upon Latin American Minerals earning a 75% interest in the property, the parties intend to establish a formal joint venture to manage the development and operations of the property.

To facilitate the option agreement with Latin American Minerals, TNR Gold Corp. and our company have mutually agreed to renegotiate the terms of the La Carolina option agreement. TNR Gold Corp. and our company have agreed to the following terms: our company has fully vested its interest in the project; our company reduces its vested interest from the originally contemplated 75% to 50%, effective immediately; our company agrees to issue 150,000 shares to Compania Minera Solitario Argentina S.A., and TNR Gold Corp. agrees that such issuance is compensation to TNR Gold Corp. and Compania Minera Solitario Argentina S.A. for its agreement. In addition, our company and TNR Gold Corp. agree to manage the project via management committee and acceptable budgets, subject to the option agreement held by Latin American Minerals.

General

We must conduct exploration to determine what amount of valuable minerals, if any, exist on our properties and if any valuable minerals, which are found, can be economically extracted and profitably processed. Our exploration targets are gold, silver, copper and zinc, or other valuable minerals, all of which have been found in exploration occurring within the regional area of our property.

Our exploration programs are designed to efficiently explore and evaluate our properties.

We do not claim to have any valuable minerals or reserves whatsoever at this time on any of our properties.

Proposed Exploration Program

Previous work at La Carolina has successfully delineated areas containing anomalous gold and silver. The previous work is insufficient to adequately evaluate the economic potential of the mineralized zones, and we intend to fully explore and delineate the ore potential of the anomalous zones in a staged exploration program that will incorporate the following activities:

1.	Acquisition of all available previous data and formation of a property-wide database;

2.            Evaluation of existing geochemical data for statistical trends within the data that will aid surface and subsurface exploration activities;

3.             Surface mapping of geological features combined with rock chip and stream sediment sampling programs to further define known anomalies and identify new areas of anomalous mineralization;

4.            Evaluation of new data, compilation, and integration with satellite or other remote sensing data to aid prioritization of drill targets; and

5.             Drill individual targets and analyze samples for gold, silver, copper, and a suite of pathfinder trace elements to add additional drilling programs.

A qualified geologist with extensive experience in exploration of gold and mineral properties will manage a technical team conducting the multiple phases of exploration. John Hiner, our President and Chief Executive Officer will oversee the exploration programs.

Regulations

Our mineral exploration program at La Carolina is subject to the 1997 Argentine Mining Act (the "Act") and Regulation. This act sets forth rules for

•	Locating claims
•	Posting claims
•	Working and exploring on mining claims
•	Reporting on work performed

We must comply with this law in order to maintain our claims. The purpose of the Act is to assist persons and companies desiring to explore for valuable minerals in Argentina to understand the process whereby exploration activities are permitted and regulated. The Act establishes province- wide standards for mineral exploration and development activities. The Act also serves to manage and administer exploration, development, and reclamation activities to ensure maximum extraction with a minimum of environmental disturbance.

Explorations

On October 21, 2003 we announced the mobilization of our field crew to the La Carolina project, San Luis Province, Argentina to conduct mapping, sampling, and geochemical studies. A team of Argentine and Canadian geologists will work to confirm prior target areas defined by previous studies and drilling, and to identify new targets.

The La Carolina Project comprises a significant portion of a mining district. The district is an historic producer of gold, silver, and base metals, and the region has been a prolific producer of alluvial gold. Numerous prospect pits can be found across the project area. Previous work has identified a minimum of six target areas for gold.

Prior to initiation of fieldwork, our Argentine staff assembled a property-wide database of stream sediment and rock chip sampling, previous drilling by the Argentine government, and mapping conducted by several authors, including a large Australian mining company. The geochemistry database was further compiled and analyzed by our geochemist.

Analysis of the database confirms at least three distinct types of mineralization in separate geologic settings on the property. Statistical comparison of the chemistry indicates a strong gold-silver-lead-arsenic- mercury association. Pathfinder elements have been identified, which have been used to confirm known target areas, and to identify new targets that will be checked on the ground and sampled by the technical team.

We are encouraged by the results of the compilation studies, which in combination with the results of the subsequent fieldwork, served to guide the drill in 2004. In June 2004, a planned 3,500 meter core drilling program commenced on the property. we plan to drill test multiple gold zones located in each of the Estancia, Cerro Mogote, Cerro Pajaros, and El Camino zones. On September 1, 2004, we announced the drill and assay results of a 2,500 meter, 15 hole core drilling program on the property.

In the drilling program anomalous gold was encountered in thirteen of fifteen drill holes, and appears to confirm the shear-zone hosted nature of the mineralization.

Two holes drilled at the El Camino anomaly confirmed the grade and length of gold mineralization encountered in earlier drilling. Drill hole C-01-04 was drilled as a twin of the Argentine drill hole that reported 130m @ 2.5g/t Au, (426ft grading 0.07 oz/ton Au). Assays of the twin hole verify the previous work, with comparable results as shown in the following table. A second hole at El Camino (C-03-04), drilled across the C-01 zone returned 1.83 grams per tonne gold over 13.6 meters.

Selected assays for the holes are shown below:

Drill Hole No.	From (m)	To (m)	Interval (m)	Au (g/t)	Ag (g/t)
C-01-04	11.2	34.2	33	3.91	31.2
Including	43.1	53	9.9	2.0	35.9
	91.2	120.2	29	1.46	25.7
C-03	61.4	75	13.6	1.83	23.3

We consider the results of this drill program encouraging, and intend to continue evaluation of the project.

Iliamna Project, Alaska, USA

On May 16, 2003, we entered into an agreement in principle with TNR and BHP Minerals International Exploration Inc. ("BHP") to earn a majority interest in BHP's Iliamna Project in Alaska. On May 20, 2003, we announced that we had entered into a formal agreement with TNR to earn a 75% interest in TNR's option to earn a 70% interest in BHP's Iliamna Project in Alaska. Upon accomplishing our earn-in obligations, we will hold a 52.5% net interest in the project. To earn our interest, we must expend US$500,000 prior to September 26, 2004, including an expenditure of $350,000 by May 7, 2004 in respect of the Iliamna property to maintain our right to earn an interest. The Company had spent $399,018 by March 31, 2004, a total of $460,860 by June 30, 2004 and a total of $568,952 by September 30, 2004, a total of $871,303.33 by March 31, 2005 and a total of $878,581.13 as of June 30, 2005. The interest earned is subject to a back-in right held by BHP to reacquire a 70% interest in the project with obligation to fund the project through a formal feasibility study. BHP can earn an additional 10% interest by agreeing to arrange the financing necessary to bring the project into commercial production. On December 9, 2004 the company amended the Agreement as follows:

- Geocom and TNR can now earn interests in the D claim and H&S claims separately, each claim block having independent work obligations;

- Geocom and TNR have agreed to complete a geophysical survey over the D claims on or before June 30, 2005 After consideration, both Geocom and TNR decided a geophysical survey would not provide additional germane information ;

- Geocom and TNR will inform BHP Billiton whether they will commit to drill 2 drill holes of not less than 250 meters each on the D claims. If Geocom elects not to commit, the option to earn an interest in the D claims will terminate, however such decision will not affect Geocom's rights on the H & S claims.

We had spent $399,018 as of March 31, 2004, $460,860 as of June 30, 2004 $568,952 as of September 30, 2004, and a total of $855,594.81 as of June 30, 2005. The interest earned is subject to a back-in right held by BHP to reacquire a 70% interest in the project with obligation to fund the project through a formal feasibility study. BHP can earn an additional 10% interest by agreeing to arrange the financing necessary to bring the project into commercial production.

Property and Claims

The Iliamna Project is held by 63 unpatented lode mining claims located on U.S. federal lands and state of Alaska state-select lands. State select land comprises land selected by the state during the process of statehood and in combination with dividing lands for the Alaska native corporations. Both descriptions are managed under the auspices of the Bureau of Land Management, Department of Interior, U.S. government. Total acreage held in the project is 31,340.

Location and Access

The Iliamna Project is located in western Alaska, about fifty miles east-northeast of Dillingham. There are no roads in the area, and access into the northern part of the project is via barge to Koliganek, with helicopter transport to the claims thereafter. Access to the southern part of the claims is possible via helicopter from Igiugig, a small fishing and barge village on the western shore of Lake Iliamna.

Agreement and Terms

We have an option agreement with TNR and BHP Billiton Inc. with respect to the property. We must expend $500,000 in exploration on the property by September 26, 2004, including an expenditure of $350,000 by May 7, 2004 in respect of the Iliamna property to maintain our right to earn an interest. We had spent $399,018 as of March 31, 2004, $460,860 as of June 30, 2004 $568,952 as of September 30, 2004, and a total of $$855,594.81 as of June 30, 2005.

Previous Work

In 2000, Rio Algom Exploration Inc. began exploring for supergene enriched porphyry copper deposits in SW Alaska. During the year, they conducted an airborne magnetic survey, which identified three regional magnetic anomalies. An IP/resistivity survey was conducted on selected targets after which the company staked claims - the Illiamna property - to cover the geophysical anomalies. Subsequent to claim staking, Rio Algom was acquired by BHP Billition Inc. On October 15, 2002 TNR (now TNR Gold Corp.) acquired an option to acquire 70% of the property from BHP.

Proposed Exploration

We must conduct exploration to determine what amount of valuable minerals, if any, exist on our properties and if any valuable minerals, which are found, can be economically extracted and profitably processed. Our exploration targets are gold, silver, copper and zinc, or other valuable minerals, all of which have been found in exploration occurring within the regional area of our property.

Our exploration programs are designed to efficiently explore and evaluate our properties.

We do not claim to have any valuable minerals or reserves whatsoever at this time on any of our properties.

Exploration Program

Previous reconnaissance-level airborne magnetic studies defined a large anomaly in western Alaska. Follow up ground-based geophysical analysis confirmed the regional anomaly and further defined target areas for additional work. Because the area is completely covered by recent glacial till and glacially derived materials, the standard progression of exploration has been foreshortened, and drilling is required to test the validity of the geophysical anomaly.

We therefore intend to conduct a 4,000 ft 4 hole diamond drill program to test two geophysical anomalies on the property. We will contract an experienced drilling company to conduct the drilling and will have a professional geologist as an independent contractor to act as the project geologist. We will contract a fixed - wing airplane to transport the diamond drill and all associated equipment to the nearest airstrip to the property from where a helicopter will transport the equipment to site. The helicopter will also provide daily transport for the crew and geologist. An experienced exploration geologist, overseen by our CEO John Hiner, will manage the entire exploration program. The cost of the program is estimated to be $350,000.

Regulations

We are subject to the federal Mining Law of 1872, as modified from time to time, as well as BLM and U.S. Forest Service regulations where applicable, dependent upon jurisdiction. We must also comply with State of Alaska mining and surface management regulations, and regulations governing the fish and fauna of the state. We are also required to observe the 1976 Federal NEPA (National Environmental Policy Act), and its subsidiary regulations.

Explorations

On September 29, 2003 we announced the drill and assay results from our core-drilling program at the Iliamna Project in western Alaska.

Four core holes were drilled to test two buried geophysical targets. Two holes were drilled at the "H" claims area, which constitutes the southern anomaly, and two holes were drilled at the "D" claims area, which constitutes the northern anomaly.

At the "H" claims, the drill hole IL-03-H-01 encountered bedrock at 220 feet, and was drilled to a final depth of 685 feet. The core is a very fine-grained metamorphic rock, which is host to fracture-controlled and disseminated sulfide minerals. Drill hole IL-03-H-02 was drilled about 0.6 miles southwest of the first hole, at a - 70 degree angle, and encountered quartz diorite intrusive at 280 feet, which continued to a total depth of 835 feet. The intrusive contains disseminated and fracture-controlled chalcopyrite, pyrrhotite, and pyrite as well as fracture-controlled chalcopyrite.

At the "D" claims, the final two holes of this year's program were terminated at 428 feet and 330 feet in glacial sands, and did not reach bedrock due to adverse drilling conditions. Estimates of depth to bedrock in this area, based on geophysical data, were substantially shallower; as a result we have asked our geophysicists to review the original data for an explanation of the disparity.

We are very encouraged by these copper-gold results. Anomalous intervals of copper-gold mineralization in both the intrusive and metamorphic rocks suggest that a mineralized system has been intersected and additional work is warranted. The distance between the two mineralized drill holes is over a half-mile, which may be an indication of a large mineralizing system.

As a result of the success of the 2003 drill program, we are planning additional geophysical work to provide further information to guide next year's drill program.

Santa Rosa and Marcelita, Chile

The Santa Rosa and Marcelita properties comprise a total of 2,433 hectares located in the Zapallar mining district, 40 kilometers southeast of Copiapo, Tierra Amarilla County, Region III, Chile. Mines in the Zapallar district produced gold, silver, copper, lead, and zinc from volcanic-hosted veins, stockwork, breccia pipes, and other mineralized settings. Previously held by LAC Minerals in the late 1980s, the ground recently became open to staking. We control 100% of the property acquired.

The Santa Rosa property includes the Cuarteadero 1-6 claims covering 10.5 square kilometers. Large zones of intense hydrothermal alteration that host silicification, stockwork veining, and silicified breccias within stratified volcanic rocks underlie the area. Reconnaissance rock-chip sampling returned anomalous gold and base metal values ranging up to 0.312 ppm gold, 45.4 ppm silver, 7700 ppm copper, 4.02% lead and 6.96% zinc.

The Marcelita property comprises the Chanar 1-6 claims totaling 13.9 square kilometers. Numerous quartz-tourmaline breccia pipes pierce intensely altered and metamorphosed volcanic and intrusive rocks, which are juxtaposed with the eastern margin of the Cabeza de Vaca intrusive complex. Anomalous gold has been found within breccias and stockwork zones on the property and ore-grade gold values occur within contact-metamorphic rocks above the intrusive with copper oxide visible along a ridge extending over one half kilometer. Gold values reach 1.97 ppm and copper grades up to 1.63%.

We have initiated evaluation programs on both properties to compile geologic and geochemical data to confirm existing targets, and to delineate new drill targets.

DESCRIPTION OF PROPERTY

Our principal executive offices are currently located at Suite 413-114 West Magnolia Street, Bellingham, Washington, 98225. We lease these premises from Crown Plaza Executive Office Suites at a cost of $613 per month. The lease expired on October 31, 2006.

La Carolina Project, San Luis, Argentina

Property and Claims

The La Carolina property consists of 11 claims, which total approximately 1,318 hectares.

Location Area	Name	File Number	Owner	Size hectares	Date Granted
Carolina	Atenea	672-D-88	CMSA	200	7/6/1999
Carolina	Afrodita	276-V-87	CMSA	100	7/6/1999
Carolina	Adonis	673-D-88	CMSA	200	7/6/1999
Carolina	Arbol de Anibal	441-C-85	CMSA	100	7/6/1999
Carolina	Arbolito	677-D-88	CMSA	200	7/6/1999
Carolina	Penélope	538-C-88	CMSA	100	7/6/1999
Carolina	Baco	674-D-88	CMSA	100	7/6/1999
Carolina	Carolina II	719-N-98	CMSA	100	7/6/1999
Carolina	Carolina III	720-N-98	CMSA	100	7/6/1999
Carolina	Carolina IV	721-N-98	CMSA	100	7/6/1999
Carolina	La Estancia	775-C-2003	CMSA	18	3/12/2003
				1318

During the period October to December 2003, company personnel conducted acquisition of data from various sources in Argentina, mapped and sampled in areas previously identified by Argentine geologists, and did reconnaissance geologic mapping and sampling on parts of the La Carolina property not previously evaluated.

To date we have made minimal exploration expenditures in respect of the La Carolina property. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit or an ore reserve exists in the La Carolina Property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility. We have not obtained any insurance in respect of the property.

Location and Access

The property is located approximately 90 km Northeast of the provincial capital of San Luis in San Luis Province. The project is centred on latitude 32 49' S and longitude 66 01' 32" W (Gauss Kruger 6369200 N 3497600 E).

The property is easily accessible year round by paved roads leading from the provincial capital of San Luis. A paved road crosses the property. A network of gravel and dirt roads provide access throughout the project area.

Agreement and Terms

We have option agreements with TNR in respect of the property. To earn our 75% interest, we must make exploration expenditures of $2,000,000 prior to May 3, 2007, and we were required to expend $100,000 in exploration on the property on or before April 30, 2004 and a further $100,000 for a cumulative $200,000 on or before April 30, 2005 to maintain our right to earn an interest. We had spent $196,060 as of March 31, 2004, $606, 234.19 as of March 31, 2005 and a total of $606,994.93 as of June 30, 2005.

We entered into an option agreement dated November 29, 2005 with Latin American Minerals Inc. in respect of our La Carolina project. TNR Gold Corp is also a party to the agreement as is its wholly owned subsidiary, Compania Minera Solitario Argentina S.A. which currently holds title to the property.

The option agreement requires Latin American Minerals to pay a total of $125,000 and issue a total of 125,000 shares to our company and TNR Gold Corp., to be divided equally between them, over a period of four years. Pursuant to the option agreement, Latin American Minerals has the right to earn an undivided 75% interest in the property by making the cash and share payments and by making a total of $1,000,000 in exploration expenditures on the property over a period of five years. Latin American Minerals is entitled to earn a 37.5% interest in the property upon making $500,000 in exploration expenditures and by paying a total of $62,500 in cash and issuing 62,500 share to our company and TNR Gold Corp.. However, title to the property will remain with Compania Minera Solitario Argentina S.A. until the full 75% interest in the property is vested by Latin American Minerals. Upon Latin American Minerals earning a 75% interest in the property, the parties intend to establish a formal joint venture to manage the development and operations of the property.

To facilitate the option agreement with Latin American Minerals, TNR Gold Corp. and our company have mutually agreed to renegotiate the terms of our La Carolina option agreement. TNR Gold Corp. and our company have agreed to the following terms: our company has fully vested its interest in the project; our company reduces its vested interest from the originally contemplated 75% to 50%, effective immediately; our company agrees to issue 150,000 shares to Compania Minera Solitario Argentina S.A., and TNR Gold Corp. agrees that such issuance is compensation to TNR Gold Corp. and Compania Minera Solitario Argentina S.A. for its agreement. In addition, our company and TNR Gold Corp. agree to manage the project via management committee and acceptable budgets, subject to the option agreement held by Latin American Minerals.

Previous Work

There are numerous old workings and prospect pits on the property. The area was the site of substantial alluvial gold mining in the creeks and ravines in the area. Gold found in the placer deposits was coarse, an indication of a proximal hard rock source. However, a source for the placer deposits has yet to be delineated.

The government of Argentina conducted minimal exploration activities in the period 1978-1984. In 1986 the government of Argentina designated a twenty square kilometre area in the Carolina - Canada Honda mining district as a mineral reserve. In 1999, the government of Argentina released the property to the public. Compania Minera Solitario Argentina (CMSA), a wholly owned subsidiary of TNR acquired the Carolina property by staking claims on the property.

Property Description

La Carolina property is situated within the in the sierra de San Luis of north-central Argentina. Elevations on the property range from 1,600 to 1,980 meters above sea level.

The topography at the La Carolina property consists of low but locally steep hills, with elevations ranging from 1,600 meters to 1,980 meters above sea level. Vegetation consists mainly of scrub brush. The climate features hot summers and warm winters. The region is very dry all year with average yearly precipitation at 3.66 inches. Due to the mild weather, low altitude, and the paved access road bisecting the property, surface exploration, as well as drilling or underground exploration can be conducted on a year round basis.

Property Geology

La Carolina gold property is located in the westernmost side of the 80 kilometer-long northwest- trending Tertiary (Mio-Pliocene) volcanic belt in the geologic province of Sierras Pampeanas in San Luis province, Argentina Republic. This volcanic belt is comprised of latite-trachites, trachy-andesites with areas having a high content of sanidine.

The volcanic complex at La Carolina comprises of a multisystem maar diatremes, conforming autoclastic breccias, hydrothermal breccias and phreatomagmatic breccias. Mineralization is vein hosted as well as disseminated. Generally mineralization is hosted in the structures developed by the maar diatreme systems.

Sulfide mineralization is widespread in hydrothermal breccias and explosion breccias or is present as a fine stockwork throughout the autoclastic flow breccia. It is dominated by pyrite, arsenopyrite, pyrrhotite, marcasite, sphalerite, galena, wurzite, tennantite-tetrahedrite and chalcopyrite.

The alteration features correspond to a volcanic-hosted epithermal gold deposit of adularia-sericite type.

We have not obtained a geologist or mining engineer's report on the property.

Iliamna Project, Alaska, USA

The Iliamna Project is held by 63 unpatented lode mining claims located on U.S. federal lands and state of Alaska state-select lands. State select land comprises land selected by the state during the process of statehood and in combination with dividing lands for the Alaska native corporations. Both descriptions are managed under the auspices of the Bureau of Land Management, Department of Interior, U.S. government. Total acreage held in the project is 31,340.

Location and Access

The Iliamna Project is located in western Alaska, about fifty miles east-northeast of Dillingham. There are no roads in the area, and access into the northern part of the project can be had via barge to Koliganek, with helicopter transport to the claims thereafter. Access to the southern part of the claims is possible via helicopter from Igiugig, a small fishing and barge village on the western shore of Lake Iliamna.

Property Description

The Iliamna property is situated within southwest Alaska, with elevations ranging from 15 meters above seal level to 200 meters above sea level. The project area is low-lying, and topography is flat. Vegetation consists entirely of tundra made up of moss, low scrub brush, and stunted spruce growth. The climate features warm summers and cold winters. The coastal region is fairly moist in the summer. The area receives about 26 inches of rainfall during the year, and about 65 inches of snow. The recommended field exploration season is from June to October, although year-round helicopter access provides for drilling or underground exploration on a year round basis.

Property Geology

The main rock types occurring in the surrounding area are Upper Triassic andesites and andesitic breccia and tuffs of the Karmutsen Formation, Vancouver Group, which are intruded by granodiorite of the Early to Middle Jurassic Island Intrusions, and Tertiary dacitic dykes. The rocks are cut by northwest trending faults, which typically show intense shearing and local sericitization, silicification and pyritization. Planar quartz veinlets trend northeast through andesitic breccias and flow near the contact with granitic intrusives. The veinlets dip steeply and vary from 0.1 to 10 centimetres thick. Veins comprise coarsely crystalline quartz, calcite and sulphides. The veins are locally silicified.

Gold is found in volcanic rocks, as well as quartz monzonite and quartz diorite. We have not determined if there is any economic gold on the property nor whether there is other mineralization of any economic significance.

Escorpion Project, Coquimbo Region IV, Chile

On January 24, 2005 we announced that our wholly-owned subsidiary, Minera Geocom Resources-Chile Limitada (MGRC), has signed a formal joint venture agreement to earn a 55% on the Escorpion gold property from Minera Canela S.A. The property is situated in the fourth region Province of Choapa in Chile. To earn our interest, we must spend US$1,700,000.50 over four years on exploration and development at and we must expend $150,000.50 in exploration on the property on or by December 31, 2005. We had spent $38,518.46 as of March 31, 2005 and a total of $80,340.97 as of June 30, 2005.

Property and Claims

The Escorpion project is located approximately 318 kilometers (191 miles) north of Santiago, in Region IV of Coquimbo, Chile. The known gold showings on the Escorpion Project cover an area of approximately 150m by 1500m, and form a corridor trending north-northeasterly across the property. Two of the zones, the Merceditas and the Chululera, have been mined in the past. Underground and surface workings are present at both locations, however records of the ore removed and gold recovered are not available. Previous sampling has shown gold grades in the underground workings of up to 12 grams per tonne (0.35 oz/ton Au) over widths of several meters and dump grab samples of up to 26 grams per tonne (0.76 oz/ton Au). An additional showing called Amax is located near Chululera, but has received only minor prospecting attention

Location Area	Name	Owner
Canela	Merceditas 1 to 7	Minera Canella S.A.
Canela	La Escorpión 1 to 12a	Minera Canella S.A
Canela	La Cristal 1 to 20	Minera Canella S.A
Canela	Libra 1 to 10	Minera Canella S.A
Canela	Miguel 1 to 56	Minera Canella S.A
Canela	Tulipan	Minera Canella S.A
Canela	Palo de Agua	Minera Canella S.A
Canela	Peonia	Minera Canella S.A
Canela	Gladiolo	Minera Canella S.A
Canela	Rosa	Minera Canella S.A
Canela	Crisantemo	Minera Canella S.A

On March 31, 2004 the Company announced the completion of the first phase of work at its Escorpion gold project. The work consisted of geologic mapping, rock, soil, and stream sediment sampling, and satellite image structural analysis. The field program was designed to confirm known mineralization, and to delineate potential new gold zones. It was successful on both counts, having outlined drill targets in known mineralized zones, and discovering new gold mineralization in previously undetected areas. With these encouraging results, Geocom is soliciting bids for a core drilling program to begin as soon as possible.

During the period January to March 2005, our company personnel completed preliminary geologic mapping and sampling on the Escorpion Project, in preparation for an upcoming drill program. This work included rock, soil and stream sediment sampling along with the collection of remote sensing data to define the extent of the mineralized zones and clarify the controls on mineralization.

On June 14, 2005 we announced that core drilling had been initiated on the Escorpion gold project. Drilling will test the ore potential of two zones: the Chululera and Amax. The newly discovered Crystal and Crystal South zones will be tested in a follow-up drill program.

Four holes were completed at the Chululera zone, where previous mining activity exposed a silicified and mineralized stockwork zone. Work by our company geologists indicates that the mineralized zone mimics the orientation of metasedimentary and metavolcanic rocks in the area, and suggests a specific preference of mineralization for specific rock types. All four holes had encountered the mineralized zone where expected, strengthening the supposition of stratiform-style mineralization.

To date we have made minimal exploration expenditures in respect of the Escorpion property. We are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit or an ore reserve exists on the Escorpion Property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility. We have not obtained any insurance with respect to the property.

Location and Access

The Escorpión prospect is located in the Coastal Range of the IV Region of Coquimbo, Chile, 318 Km to the North of Santiago, 94 Km to the North of the coast town of Los Vilos and 15 Km to the Northeast of Canela Baja town. The prospect is located in the Canela district, on the Canela Baja 1:50.000 mapsheet, between 700-800 m a.s.l. Access to the prospect is possible from Santiago through the Pan-American Highway (Route 5) and secondary paved roads East to the town of Canela Baja. The project is centered at UTM coordinates 6530500N and 280500E, Zone 19 South.

The property is easily accessible year round by paved roads leading from Canela Baja and a network of gravel roads and drill tracks provide access throughout the project area.

Agreement and Terms

We have an option agreement with Minera Canella S.A. in respect of the property. To earn our 55% we must spend US$1,700,000.50 over four years on exploration and development at and we must expend $150,000.50 in exploration on the property on or by December 31, 2005. We had spent $80,340.97 as of June 30, 2005.

Previous Work

The Escorpión prospect and others in the region are known for gold mineralization since before 1970 when simultaneously a number of local small miners and a few major mining companies started extraction and exploration operations. In 1995 Minera Canela S.A. (MC) was created with the aim of acquiring the Escorpion property and to proceed with the exploration and possible exploitation of the gold resources. MC after developing an exploration program between 1996 and 1997, decided during 1997 to offer the prospect for sale or partnership with a established mining company.

Prior work programs on the Escorpion project have focused on rock sampling of the numerous road cuts and trenches that were established in the area of the Chululera and Merciditas workings. Geological mapping has been completed over the same areas as this represents the best exposure on the property. No systematic sampling or mapping has been carried out over the remaining, mostly covered, areas of the property.

The known showings on the Escorpion Project cover an area of approximately 150m by 2000m, and form a corridor trending north-northeasterly. These are known as the Merciditas, Escorpion, Amax, Crystal and Crystal South showings and have received varying degrees of attention. Underground workings are present on the Merciditas and the Escorpion showings, however records of the ore removed and gold recovered are not available. Previous sampling has shown gold grades in the underground workings of up to 12g/t over several metres and dump grab samples of up to 26g/t gold.

Property Description

The topography on the Escorpion property consists of low but locally steep hills, with elevations ranging from 600 meters to 900 meters above sea level. Vegetation consists mainly of scrub brush. The climate features hot summers and warm winters. The region is very dry all year with average yearly precipitation of less than 15mm. Due to the mild weather, low altitude, and good access surface exploration including drilling may be conducted on a year round basis. Nearby towns provide basic supplies and an abundant labor force experienced in mining operations. Power lines are located within 3kms of the Chululera workings, and underground water is reported to be plentiful and near surface.

Property Geology

Gold mineralization in the Escorpión prospect appears to be controlled by several favorable north-northeast trending structural zones within the Complejo Escorpión (Escorpión Complex). These zones have evolved within an old metasedimentary sequence of mudstones, shales and sandstones with abundant intercalations of tuff and andesites. The entire sequence has been cut by several generations of dikes, sills and stocks with a lamprophyric to granitic composition. The Escorpión Complex (CE) had been affected by regional and contact metamorphism, and lastly by a hydrothermal event which carried the gold mineralization. Based on its lithology the CE can be correlated with the Huentelauquén Formation (Permian-Carboniferous), the Choapa Metamorphic Complex (Paleozoic) or the El Quereo Formation (Triassic) until such time as age dates are available. The granitic dikes and granodioritic stock correlate well with the large Jurassic-Cretaceous intrusive units of the Coastal Range of Central Chile.

At Escorpion the mineralized rock consists of a bleached and variably silicified metasediment containing stockwork quartz veining. At surface the rock is limonitic due to oxidation of the contained sulphides, but no indication of the depth of this oxidation is available from the records. These stockwork zones appear to be fault bounded within the NNE trending corridor, and are localized near the intersections with NW and NE trending cross structures. From surface mapping the mineralized zones appear to be flat lying to gently south dipping, however the structural complexity of the area is such that over short distances these attitudes may change rapidly.

Additional sampling carried out at the beginning of March focused on a colour anomaly in the southern portion of the property, and follow-up of several anomalous soil samples collected during the previous program. The colour anomaly consisted of a kill zone with no defined outcrop, but extensive areas of probable subcrop. Samples collected showed elevated arsenic levels but no significant gold values. A grab sample from a of strongly argillic- altered outcrop with quartz stringers was located upstream of the colour anomaly, and contained 3.96g/t gold. This showing (Crystal S), located within the confines of the NNE corridor, marks the southern extent of the known showings on the property to date, however no work has been carried out south of this area.

At the Crystal showing a small outcrop of bleached, limonitic metasediments with narrow quartz veins contains gold values. Additional outcrops of similar material have been located upstream and to the northeast of the original showing all located within the NNE trending corridor. Samples of these outcrops also contain anomalous gold values.

The known showings are all located in drainage channels, generally north facing, with the exceptions being the Crystal showings located in westerly trending drainages. The majority of the anomalous gold samples collected during the current program fall within the confines of the NNE corridor. The arsenic values reflect both the NNE corridor and the NW trending cross structures.

Additional work on the Escorpion project will require more detailed mapping and sampling of the Crystal showings area to outline the extent of the anomalous outcrops. In the area of the Chululera and Amax showings, drilling will be required to determine the down dip and along strike extensions of the mineralized zones identified so far.

We have not obtained a geologist or mining engineer's report on the property.

Proposed Exploration Program

General

We must conduct additional exploration programs to determine what amounts of valuable minerals, if any, exist on our properties and if any valuable minerals which are found can be economically extracted and profitably processed. Our exploration targets are gold and silver, or other valuable minerals, which have been found in exploration occurring within the regional area of our property.

Our exploration programs are designed to efficiently explore and evaluate our properties.

We do not claim to have any valuable minerals or reserves whatsoever at this time on any of our properties.

Proposed Exploration Program

Previous work at Escorpion has successfully delineated areas containing anomalous gold and silver. The previous work is insufficient to adequately evaluate the economic potential of the mineralized zones, and we intend to fully explore and delineate the ore potential of the anomalous zones in a staged exploration program that will incorporate the following activities:

1.             Acquisition of all available previously acquired data and the formation of a property-wide and regional database;

2.            Evaluation of the existing geochemical data for statistical trends within the data that will aid surface and subsurface exploration activities;

3.             Surface mapping of geological features combined with rock chip, soil and stream sediment sampling programs to further define known anomalies and identify new areas of anomalous mineralization;

4.            Evaluation of new data, compilation, and integration with satellite or other remote sensing data to aid prioritization of drill targets; and

5.             Drill individual targets and analyze samples for gold, silver, copper, and a suite of pathfinder trace elements to aid additional drilling programs.

A qualified geologist with extensive experience in exploration of gold and mineral properties will manage a technical team conducting the multiple phases of exploration. John Hiner, our President and Chief Executive Officer will oversee the exploration programs.

Regions 10 and 11, the Patagonia area of southern Chile

On April 6, 2005 we announced that, through our wholly-owned subsidiary Minera Geocom Resources-Chile Ltda. ("MGRC"), we have initiated an exploration program in regions 10 and 11, the Patagonia area of southern Chile. By virtue of an exploration agreement with Mr. Robert Mitchell ("Mitchell"), a Canadian prospector resident in Chile, MGRC has acquired the rights to use an extensive, regional database containing numerous copper, gold, and platinum/palladium occurrences in an area of Chile that has been historically under explored. MGRC and Mitchell have teamed up to evaluate, further define, and acquire prospective land positions in this region.

Mitchell has accumulated geochemical data from various sources such as BRGM (Bureau de Researche de Geologie et Miniere – a French government agency) and Sernageomin (Chilean exploration agency), BHP-Billiton, and others. Mitchell compiled over 1600 stream sediment and 1300 rock chip samples, augmented by his own exploration work, into a GIS database combining topography, digital elevation data, landsat imagery, air photos, structural interpretation and published geology. Interpretation and analysis of this database combined with ground follow-up resulted in the identification of over 40 new mineralized occurrences.

The 3,000+ sample database includes multi-element assays, and covers a broad range of geologic terrains. These terrains offer the potential for porphyry copper, epithermal gold, and massive sulphide deposits. In addition, the database revealed significant platinum/palladium anomalies in stream sediments and pan concentrates. Numerous coarse-gold placer occurrences were also identified that have no associated primary source.

The first phase of the exploration program was jointly designed by the us and Mitchell, and is focusing on areas of gold anomalies in both stream and pan concentrate samples, which also display a geochemical signature indicative of epithermal gold deposits. This work will consist of mapping and rock sampling to determine the potential for a significant ore deposit. Land acquisition will follow upon the validation of any significant mineral potential.

Phase II will follow-up on the porphyry copper potential of the region, and Phase III will address the PGM occurrences. The Phase II and III programs will coincide with further programs on the gold targets developed during Phase I. Mitchell has been contracted to provide logistical and field management of the exploration and acquisition program. We are pleased to have Mitchell, who is an experienced prospector and self-taught geologist, working with our company.

Our management anticipates that property acquisition will follow rapidly from this first phase of exploration which commenced last week. In keeping with the our corporate philosophy, management considers the acquisition of this database and Mitchell's services to be an excellent means to rapidly identify and acquire high-quality exploration projects for timely development in an area of growing interest.

Santa Rosa and Marcelita, Chile

The Santa Rosa and Marcelita properties comprise a total of 2,433 hectares located in the Zapallar mining district, 40 kilometers southeast of Copiapo, Tierra Amarilla County, Region III, Chile. Mines in the Zapallar district produced gold, silver, copper, lead, and zinc from volcanic-hosted veins, stockwork, breccia pipes, and other mineralized settings. Previously held by LAC Minerals in the late 1980s, the ground recently became open to staking. We control 100% of the property acquired.

The Santa Rosa property includes the Cuarteadero 1-6 claims covering 10.5 square kilometers. Large zones of intense hydrothermal alteration that host silicification, stockwork veining, and silicified breccias within stratified volcanic rocks underlie the area. Reconnaissance rock-chip sampling returned anomalous gold and base metal values.

The Marcelita property comprises the Chanar 1-6 claims totaling 13.9 square kilometers. Numerous quartz-tourmaline breccia pipes pierce intensely altered and metamorphosed volcanic and intrusive rocks, which are juxtaposed with the eastern margin of the Cabeza de Vaca intrusive complex. Anomalous gold has been found within breccias and stockwork zones on the property and ore-grade gold values occur within contact-metamorphic rocks above the intrusive with copper oxide visible along a ridge extending over one half kilometer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Review of Operations / Plan of Operation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report. The statements contained in this section include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Act, and Section 21E of the Exchange Act. All statements that are included in this registration statement, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this report, including, without limitation, in conjunction with those forward-looking statements contained in the report.

Overview

As at September 30, 2005, we were an exploration stage company whose plan of operation over the next twelve months is to develop our mining properties.

Plan of Operation

We are in the business of acquiring and exploring resource properties and interests. We have not generated any revenues since our inception. We were incorporated on June 19, 2000. From the inception of our business on April

23, 2001, we were engaged in a working interest in respect of the exploration of certain oil and natural gas interests in the state of California referred to as the Coalinga Nose Project. The Coalinga Nose Project was unsuccessful and we commenced pursuing other resource sector opportunities, such as the La Carolina Project and Iliamna Project as previously discussed.

Plan of Operations - Next 12 Months

We intend to continue our exploration activities in Alaska, Argentina and Chile. Our personnel are continuously evaluating new opportunities that become available via network contracts, on ground exploration, or via submittal from independent sources. We anticipate we will require $1,005,000 for the 12 months ending September 30, 2006 to fund our obligations in respect of our various properties and for our ongoing operational expenses.

We intend to finance our activities via brokered or non-brokered private placement during the year 2006. The amount and conditions precedent to such fund raising are presently under consideration.

Financial Condition, Liquidity and Capital Resources as at September 30, 2005

Our principal capital resources have been through issuance of common stock, shareholder loans and borrowing.

At September 30, 2005, there was a working capital of $50,273 compared to a working capital of $97,945 at September 30, 2004.

At September 30, 2005, our total assets were $215,048, which consisted primarily of cash assets of $109,759.

At September 30, 2005, our total current liabilities increased to $158,213 from $34,050 at September 30, 2004. Our total current liabilities includes an $116,928 liability for the obligation to issue shares for warrants that were exercised in the quarter ended September 30, 2005.

We posted losses of $227,447 for the three months ending September 30, 2005 and $3,562,467 since inception to September 30, 2005. The principal components of the losses for the three months ended September 30, 2005 were administrative expenses of $165,716 and exploration expenses of $61,731. By comparison, as of the three months ended September 30, 2004 we had incurred exploration expenditures of $207,109. The principal components of the losses since inception through September 30, 2005 were administrative and exploration expenses of $1,111,017 and $2,279,150.

Operating expenses for the three months ending September 30, 2005 were $227,447, compared to the three months ending September 30, 2004, which were $348,484.

At September 30, 2005, we had cash on hand of $109,759.

Going Concern

Due to our being a pre-exploration stage company and not having generated revenues, in their report on our financial statements for the year ended June 30, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

We have historically incurred losses, and through September 30, 2005 have incurred losses of $3,562,467 from our inception. Because of these historical losses, we will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

The continuation of our business is dependent upon obtaining further financing and achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Recently Issued Accounting Standards

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement No. 123(R) (revised 2004). In addition, in March 2005 the SEC issued Staff Accounting Bulletin Topic 14, “Share-Based Payment” (SAB 107) which provides interpretations regarding the interaction between FAS 123(R) and certain SEC rules and regulations and provided the staff’s views regarding the valuation of share-based payment arrangements for public companies. FAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, including stock option awards. FAS 123(R) revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25. FAS 123(R) will require us to measure the cost of employee services received in exchange for stock option awards based on the grant date fair value of such awards. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. We will report such costs as part of our general and administrative expenses. On April 14, 2005, the SEC announced amended compliance dates for SFAS 123(R). The SEC previously required companies to adopt this standard no later than July 1, 2005, but the new rules now require us to adopt FAS  123(R) as of the beginning of the first annual reporting period that begins after December 15, 2005, which will be our fiscal year ending June 30, 2007. We will recognize the cumulative effect of initially applying this statement as of the effective date. Currently, the cumulative effect of initially applying FAS 123(R) has not been determined and is subject to change depending on future events.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Income (Loss) Per Share

We computed net income (loss) per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Cash and Cash Equivalents

We consider all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Financial Instruments

The fair values of accounts payable, accrued liabilities and amounts due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

On July 2, 2002, our common stock received approval for quotation on the National Association of Securities Dealers Inc.'s Over-the-Counter Bulletin Board under the name "Geocom Resources, Inc." and under the symbol "GOCM". The following table reflects the high and low bid information for our common stock for each fiscal quarter during the fiscal years ended June 30, 2004 and 2005 and the subsequent interim periods. The bid information was obtained from Yahoo! Finance and reflects inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Quarter Ended(1)	High	Low
September 30, 2003	$3.52	$1.08
December 31, 2003	$2.69	$1.20
March 31, 2004	$1.77	$1.07
June 30, 2004	$1.38	$0.51
September 30, 2004	$0.75	$0.42
December 31, 2004	$0.70	$0.32
March 31, 2005	$0.44	$0.23
June 30, 2005	$0.43	$0.16
September 30, 2005	$0.41	$0.14

(1) Our common stock received approval for quotation on July 2, 2002. The first trade occurred July 23, 2002.

On December 21, 2005, the closing price for the common stock as reported by the quotation service operated by the OTC Bulletin Board was $0.17.

As of November 18, 2005, there were 76 holders of record of our common stock. As of such date, 20,942,675 common shares were issued and outstanding.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, 50 Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623 is the registrar and transfer agent for our common shares. We have no other exchangeable securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the years ended June 30, 2005, 2004 and 2003.

Summary Compensation Table
		Annual Compensation			Long Term Compensation(1)		Pay-outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Under Options/ SAR's Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
John Hiner President & CEO	2005 2004 2003	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 200,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)                   The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

Stock Option Plan

On November 20, 2003 we established a stock option plan pursuant to which 1,700,000 common shares were reserved for issuance.

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option and have initial terms of ten years.

Stock Options/SAR Grants

There were 800,000 grants of stock options and no stock appreciation rights made during the fiscal years ended June 30, 2005, 2004 and 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

There were no options exercised during fiscal year ended June 30, 2005 by any officers or directors of our company.

Directors Compensation

Directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-551-8090 for further information on the operation of the public reference rooms.

We have filed with the SEC a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Geocom, although material terms of material contracts are disclosed in this prospectus, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 or 202-551-8090 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Geocom Resources Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in Canadian Dollars and are prepared in conformity with generally accepted accounting principles of the United States.

The following Financial Statements pertaining to Geocom are filed as part of this Prospectus:

Name	Pages
Geocom Resources Inc. (audited)
Independent Auditors' Report of Lopez, Blevins, Bork & Associates, LLP, Chartered Accountants, dated October 7, 2005	47
Consolidated Balance Sheet as at June 30, 2005	48
Consolidated Statements of Operations for the years ended June 30, 2005 and June 30, 2004 and for the period from June 19, 2000 (inception) through June 30, 2005	49
Consolidated Statements of Stockholders’ Equity for the period from June 19, 2000 (inception) to June 30, 2005	50
Consolidated Statements of Cash Flows for the years ended June 30, 2005 and June 30, 2004 and for the period from June 19, 2000 (inception) through June 30, 2005	51
Notes to Financial Statements	52
Geocom Resources Inc. (unaudited)
Consolidated Balance Sheet as at September 30, 2005	60
Consolidated Statements of Operations for the three month period ended September 30, 2005 and September 30, 2004 and for the period from June 19, 2000 (inception) through September 30, 2005	61
Consolidated Statements of Cash Flows for the three month period ended September 30, 2005 and September 30, 2004 and for the period from June 19, 2000 (inception) through September 30, 2005	62
Notes to Financial Statements	63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Geocom Resources, Inc.

(An Exploration Stage Company)

Bellingham, WA

We have audited the accompanying consolidated balance sheet of Geocom Resources, Inc. as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years then ended and for the period from June 19, 2000 (Inception) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period June 19, 2000 (inception) through June 30, 2002, were audited by other auditors whose report dated August 13, 2002, which has been furnished to us, expressed an unqualified opinion on those statements. The financial statements for the period June 19, 2000 (inception) through June 30, 2002, included a net loss of $501,577. Our opinion on the consolidated statements of operations, stockholders' deficit, and cash flows for the period June 19, 2000 (inception) through June 30, 2002, insofar as it relates to amounts for prior periods through June 30, 2002, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Geocom Resources, Inc. as of June 30, 2005, and the results of its operations and its cash flows for each of the two years then ended and for the period from June 19, 2000 (Inception) through June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Geocom will continue as a going concern. As discussed in Note 2 to the financial statements, Geocom has incurred losses from inception through June 30, 2005 totaling $3,335,020. Geocom will require additional working capital to develop its business until Geocom either (1) achieves a level of revenues adequate to generate sufficient cash flows from operations; or (2) obtains additional financing necessary to support its working capital requirements. These conditions raise substantial doubt about Geocom's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Lopez, Blevins, Bork & Associates, LLP

Houston, Texas

October 7, 2005

GEOCOM RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

June 30,
2005
ASSETS

Current assets
Cash	$289,412
Other current assets	15,078
Total current assets	304,490

Property and equipment, net	7,454

Total Assets	$311,944

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable & accrued liabilities	$113,928
Total current liabilities	113,928

Commitments

STOCKHOLDERS’ EQUITY:
Common stock, $.00001 par value, 100,000,000 shares authorized, 20,942,675 shares issued and outstanding	209
Additional paid in capital	3,531,749
Deficit accumulated during the exploration stage	(3,335,020)
Accumulated other comprehensive income	1,078
Total stockholders’ equity	198,016

Total Liabilities and Stockholders’ Equity	$311,944

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended June 30, 2005 and 2004

and Period from June 19, 2000 (Inception) through June 30, 2005

	Year Ended June 30,	Year Ended June 30,	Inception through June 30,
	2005	2004	2005
Operating expenses:
Exploration expenditures	$945,592	$1,011,602	$2,217,419
Oil and gas interests	-	-	42,060
Other general and administrative	586,664	15,092	945,301
Loss from operations	1,532,256	1,026,694	3,204,780

Interest expense	50,290	55,675	130,240

Net loss	$(1,582,546)	$(1,082,369)	$(3,335,020)

Net loss per share:
Basic and diluted	$(0.08)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	19,912,679	17,225,369

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Period from June 19, 2000 (Inception) through June 30, 2005

				Deficit
				accumulated	Accumulated
			Additional	during the	Other
	Common Stock		paid-in	Exploration	Comprehensive
	Shares	Amount	Capital	Stage	Income	Total
Balance June 30, 2002	28,000,000	$280	$477,220	$(501,577)	$-	$(24,077)
Shares Returned to treasury by officers	(11,500,000)	(115)	115	-	-	-
Intrinsic Value of Beneficial Conversion feature of convertible notes payable	-	-	55,556	-	-	55,556
Net Loss	-	-	-	(168,528)	-	(168,528)
Balance June 30, 2003	16,500,000	165	532,891	(670,105)	-	(137,049)
Conversion of notes payable into common share	493,678	5	513,420	-	-	513,425
Capital Stock Issued for Cash	365,854	4	749,996	-	-	750,000
Stock Options issued for services	-	-	62,676	-	-	62,676
Net Loss	-	-	-	(1,082,369)	-	(1,082,369)
Balance June 30, 2004	17,359,532	174	1,858,983	(1,752,474)	-	106,683
Capital Stock Issued for Cash, net	3,583,143	35	1,490,020	-	-	1,490,055
Stock Options issued for services	-	-	182,746	-	-	182,746
Foreign Currency Translation	-	-	-	-	1,078	1,078
Net Loss	-	-	-	(1,582,546)	-	(1,582,546)
Balance June 30, 2005	20,942,675	$209	$3,531,749	$(3,335,020)	$1,078	$198,016

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended June 30, 2005 and 2004

and Period from June 19, 2000 (Inception) through June 30, 2005

	Year Ended June 30,	Year Ended June 30,	Inception through June 30,
	2005	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,582,546)	$(1,082,369)	$(3,335,020)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discount	-	53,396	55,556
Depreciation	2,175	923	3,363
Common shares issued for services	-	-	275,000
Stock purchase options issued for services	182,746	62,676	245,421
Changes in:
Other current assets	(14,491)	3,000	(15,078)
Accounts payable & accrued liabilities	108,074	(17,604)	127,353
NET CASH USED IN OPERATING ACTIVITIES	(1,304,042)	(979,978)	(2,643,405)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,770)	-	(10,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	-	-	500,000
Proceeds from notes payable – related parties	-	-	253,786
Repayment of notes payable – related parties	-	(39,125)	(253,786)
Proceeds from advances – related parties	-	42,500	118,982
Repayments from advances – related parties	(48,782)	(62,500)	(118,982)
Issuance of common stock	1,490,055	750,000	2,442,556
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	1,441,273	690,875	2,942,556

Effect of exchange rate changes on cash	1,078	-	1,078

NET CHANGE IN CASH	130,539	(289,103)	289,412
Cash, beginning of period	158,873	447,976	-
Cash, end of period	$289,412	$158,873	$289,412

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-	$6,531
Income taxes paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements

GEOCOM RESOURCES INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

Item 1.	NOTE 1 – SUMMARY OF ACCOUNTING POLICIES

Geocom Resource Inc. (“Geocom”) was incorporated on June 19, 2000 under the laws of Nevada to engage in any lawful business or activity for which corporations may be organized under the laws of the State of Nevada. Geocom was engaged in the exploration of certain oil and natural gas interests in the state of California. In April 2003, Geocom made a strategic decision to focus and pursue opportunities in the mineral resource exploration and development sector in the state of Alaska and in the countries of Argentina and Chile.

Principles of Consolidation

The consolidated financial statements include the accounts of its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiary is the local currency of the country in which the subsidiary is located.  Assets and liabilities in foreign operations are translated to U.S. dollars using rates of exchange in effect at the end of the reporting period.  Income and expense accounts are translated into U.S. dollars using average rates of exchange for the period.  The net gain or loss resulting from translation is shown as a translation adjustment and included in other comprehensive loss in shareholders’ equity.  Gains and losses from foreign currency transactions are included in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Long-lived Assets

Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations.

Impairment losses are recorded on fixed assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. There were no impairment losses in 2005 or 2004.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Geocom records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Financial Instruments

Geocom's financial instruments consist of cash, accounts payable and accrued liabilities, notes payable and due to related parties. Unless otherwise noted, it is management's opinion that Geocom is not exposed to significant interest, currency or credit risks arising from these financial instruments. Because of the short maturity of such assets and liabilities the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Stock-Based Compensation

Geocom has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”) in accounting for its employee stock option plans. Under APB 25, when the exercise price of Geocom’s stock options is less than the fair value of the underlying shares on the date of grant, compensation expense is recognized. The pro forma disclosures required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“FAS 123”), and Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123 (“FAS 148”) are provided below in Note 3.

The following table provides a reconciliation of net (loss) income to pro forma net (loss) income as if compensation cost for stock options granted to employees had been determined using the fair value method prescribed by FAS 123. The estimated fair value of each stock option is calculated using the Black-Scholes option pricing model. Geocom has elected to follow APB 25, “Accounting for Stock Issued to Employees.” Accordingly, since employee stock options are granted at market price on the date of grant, no compensation expense is recognized. However, SFAS 123 requires presentation of pro forma net income and earnings per share as if Geocom had accounted for its employee stock options granted under the fair value method of that statement. The weighted average fair value of the individual options granted during fiscal 2005, to be comparable to those granted in fiscal 2004. The impact on net loss is minimal; therefore, the pro forma disclosure requirements prescribed by SFAS 123 are not significant to the Company. The fair values were determined using a Black-Scholes option-pricing model with the following assumptions:

2004
Dividend Yield	0.00%
Volatility	223%
Risk-free Interest Rate	1.50%
Expected Life	3.00

The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock options or purchase right was as follows for the years ended June 30, 2005 and 2004:

	2005	2004
Net loss, as reported	$(1,582,546)	$(1,082,369)
Add: Stock-based employee compensation included in reported net loss	1,600	800
Less: Stock-based employee compensation expense determined under fair-value based method for all awards	(292,883)	(110,000)
Pro forma net loss	$(1,873,829)	$(1,191,569)
Net loss per share:
As reported	$(0.08)	$(0.06)
Pro forma	$(0.09)	$(0.07)

Recent Accounting Pronouncements

In December 2004, the FASB issued Statement No. 123(R) (revised 2004) (“FAS 123(R)”). In addition, in March 2005 the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin Topic 14, “Share-Based Payment” (SAB 107) which provides interpretations regarding the interaction between FAS 123(R) and certain SEC rules and regulations and provided the staff’s views regarding the valuation of share-based payment arrangements for public companies. FAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions, including stock option awards. FAS 123(R) revises FASB Statement No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25. FAS 123(R) will require us to measure the cost of employee services received in exchange for stock option awards based on the grant-date fair value of such awards. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. We will report such costs as part of our general and administrative expenses. On April 14, 2005, the Securities and Exchange Commission announced amended compliance dates for SFAS 123(R). The SEC previously required companies to adopt this standard no later than July 1, 2005, but the new rules now require us to adopt FAS  123(R) as of the beginning of the first annual reporting period that begins after December 15, 2005, which will be our fiscal year ending June 30, 2007. We will recognize the cumulative effect of initially applying this statement as of the effective date. Currently, the cumulative effect of initially applying FAS 123(R) has not been determined and is subject to change depending on future events.

Mineral Properties

Cost of license acquisition, exploration, carrying and retaining unproven mineral lease properties are expensed as incurred.

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform with the 2005 financial statement presentation.

NOTE 2 - GOING CONCERN

Geocom has recurring losses and has a deficit accumulated during the exploration stage of $3,335,020 as of June 30, 2005. Geocom's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Geocom has no current source of revenue. Without realization of additional capital, it would be unlikely for Geocom to continue as a going concern. Geocom's management plans on raising cash from public or private debt or equity financing, on an as needed basis and in the longer term, revenues from the acquisition, exploration and development of oil and natural gas interests, if found. Geocom's ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of oil and natural gas interests.

NOTE 3 – STOCK OPTION PLAN

In December 2003, Geocom adopted a stock option plan under which 1,700,000 shares of the Company’s common stock have been reserved for issuance. Under this plan, as of June 30, 2004, a total of 625,000 options have been issued to various employees, directors, officers, or consultants. Of the 625,000 options issued 400,000 were issued to employees.

In January 2004 Geocom issued 625,000 share purchase options. The share purchase options vest in 20% increments over two years every six months with the first 20% vesting on the grant date. The strike price of the share purchase options is $1.44 and they expire three years after the grant date. 400,000 of the share purchase options were issued to employees of Geocom and are valued at $4,000 using the intrinsic method. The remaining 225,000 share purchase options were issued to independent contractors providing financial and exploration services.

These options were valued at $309,378 using the fair value method. These expenses will be recognized over the vesting period.

In July 2004 Geocom issued 715,000 share purchase options. The share purchase options vest in 20% increments over two years every six months with the first 20% vesting on the grant date. The strike price of the share purchase options is $0.64 and they expire three years after the grant date. 400,000 of the share purchase options were issued to employees of Geocom and have no value using the intrinsic method. The remaining 315,000 share purchase options were issued to independent contractors providing financial and exploration services. These options were valued at $143,485 using the fair value method. These expenses will be recognized over the vesting period.

Option activity was as follows for the years ended June 30, 2005 and 2004:

	2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	625,000	$1.44	-	$-
Granted	715,000	0.40	625,000	1.44
Exercised	-	-	-	-
Outstanding at end of year	1,340,000	$0.89	625,000	$1.44
Exercisable at year-end	661,000	$0.99	125,000	$1.44

Information about options outstanding was as follows at June 30, 2005:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$1.44	625,000	0.5	$1.44	375,000	$1.44
$0.40	715,000	1.5	$0.40	286,000	$0.40

NOTE 4 – RELATED PARTY TRANSACTIONS

Geocom has month to month service agreements with related parties. Currently, two directors and one officer each receive $2,500 per month and one officer receives $7,500 per month for services performed on behalf of Geocom. For the year ending June 30, 2005 and 2004 payment to related parties for services were $162,000 and $126,000, respectively.

As discussed in note 13 Geocom entered into a transaction with an entity that Geocom’s Chief Financial Officer is a shareholder and director.

NOTE 5 - OIL AND NATURAL GAS PROPERTIES

Effective June 30, 2002, Geocom's management determined that the working interest in Coalinga Nose Project (“Coalinga”) was not economically viable and was not proceeding with the development of this property.

Geocom's abandoned its 5% working interest in Coalinga as of June 30, 2002. Geocom was obligated to pay its proportionate share of costs with respect to its 5% working interest. During the year ended June 30, 2002, Geocom paid $129,775 of such costs. As of June 30, 2002, Geocom had no further outstanding liabilities with respect to future costs.

NOTE 6 – PROPERTY AND EQUIPMENT

Geocom’s fixed assets consist of computer equipment and office furniture. The fixed assets are depreciated using straight line with useful lives ranging from 3-5 years. As of June 30, 2005 Geocom had $10,817 of fixed assets that has been depreciated $ 3,363, for a net book value of $ 7,454.

NOTE 7 - NOTE PAYABLE

Geocom entered into a loan agreement with Windsor (“Windsor”) Management Ltd. for $500,000. The note payable is convertible into common stock for 90% of the market price. The note bears interest at 10% and is due March 1, 2006. The conversion feature is valued at $55,556 which will be amortized over the life of the note of three years. In July 2003, Geocom converted its note payable from Windsor of $513,425 ($500,000 principal, $13,425 interest) into 493,678 common shares of Geocom. The $513,425 was converted based on the share price of $1.04 or 90% of the market price on the date of election. The unamortized discount was recorded at the date of conversion. During the year ended June 30, 2004 Geocom recorded $53,396 of interest expense.

NOTE 8 - CAPITAL STOCK

Geocom’s authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.00001 per share. All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders. The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.

In January and February 2005, Geocom issued 117,500 shares of common stock as a finder fee for the 3,100,000 share private placement in the second quarter.

In December 2004, Geocom issued 8,500 shares of common stock as a finder fee for the 3,100,000 share private placement in the second quarter.

In October 2004, Geocom conducted two private placements to 48 accredited investors selling 3,100,000 units for gross proceeds of $1,240,000. Each unit consists of one share of common stock and one non-transferable warrant. The warrants have an exercise price of $0.50 and expire five years from the purchase dates.

In July 2004, Geocom conducted a private placement and sold 357,143 units for gross proceeds of $250,000. Each unit consists of one share of common stock and one non-transferable warrant. The warrants have an exercise price of $0.85 and expire in two years from the purchase date.

In October 2003, Geocom conducted a private placement and sold 365,854 units for gross proceeds of $750,000. Each unit consists of 1 share of common stock and 1 non-transferable warrant. The warrants have an exercise price of $2.50 and expire in one year from the purchase date.

In August 2002, Geocom declared a stock split effected in the form of a dividend of three common shares for each issued and outstanding common share of Geocom such that there will be a total of 28,000,000 common shares issued and outstanding upon completion of the stock split. Accordingly, all references to number of common shares and per share data in the accompanying financial statements have been adjusted to reflect the stock split on a retroactive basis.

In March 2003, three shareholders returned 11,500,000 (post-split) shares of common stock for no consideration. The shares were immediately cancelled.

During the year ended June 30, 2002, 8,000,000 shares (post-split) were issued at $0.025 (post split) per share for total cash proceeds of $200,000.

In May 2001, Geocom issued 10,000,000 (post split) shares of restricted common shares to officers and directors for $2,500.

In May 2001, Geocom issued 10,000,000 (post split) shares of restricted common shares for services provided by officers and directors valued at $275,000.

NOTE 9 - INCOME TAXES

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operation losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the net deferred taxes at June 30, 2005 are as follows:

June 30,
2005
Deferred tax asset attributable to:
Net operating loss carryover	$1,168,982
Less, Change in valuation allowance	(1,168,982)
Total net deferred tax asset	$-

Geocom follows Statement of Financial Accounting Standards Number 109 (SFAS 109), “Accounting for Income Taxes.” SFAS No. 109 requires a valuation allowance, if any, to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management has determined that a valuation allowance of $1,168,982 at June 30, 2005 is necessary to reduce the deferred tax assets to the amount that will more than likely than not be realized. The change in valuation allowance for 2005 was approximately $575,000.

At June 30, 2005 Geocom had net operating loss carryforwards amounting to approximately $3.1 million and $0.2 million for U.S. and Chile tax purposes, respectively, that expires in various amounts beginning in 2005 in the U.S. and never expires in Chile.

The federal statutory tax rate reconciled to the effective tax rate for 2005 is as follows:

2005
Tax at U.S. statutory rate	34.0%
State tax rate, net of federal benefits	0.0
Foreign tax rate in excess of U.S. statutory rate	17.0
Change in valuation allowance	(51.0)
Effective tax rate	0.0%

NOTE 10 – COMMITMENTS

Geocom signed a one year office lease in the beginning of April 2003. The lease required a security deposit of $587 with payments of $587 per month for rent. As of March 2004 when the lease expired Geocom has been leasing under a month to month agreement. In October 2004, Geocom signed an office lease through the period ending

September 30, 2005. The base rent will be $595 per month Geocom’s rent expense for the year ended June 30, 2004 and 2005 is $2,664 and $7,044 respectively.

NOTE 11 – ACQUISTIONS

On April 4, 2005. Geocom’s subsidiary Minera Geocom Resources Chile Limitada (MGRC) announced an exploration agreement with Mr. Robert Mitchell Minera in which Geocom has acquired the rights to use an extensive, regional database containing numerous copper, gold, and platinum/palladium occurrences in regions 10 and 11, the Patagonia area of southern Chile.

On January 24, 2005 Geocom’s wholly-owned subsidiary, Minera Geocom Resources-Chile Limitada (MGRC), signed a formal joint venture agreement to earn a 55% on the Escorpion gold property from Minera Canela S.A. The property is situated in the fourth region Province of Choapa in Chile. To earn our interest, we must spend US$1,700,000 over four years on exploration and development at and we must expend $150,000 in exploration on the property on or by December 31, 2005.

In October 2003, Geocom formed a Chilean subsidiary, named Minera Geocom Resources-Chile Limitada. This subsidiary was formed to continue its exploration and acquisition efforts in Chile.

On April 28, 2003 Geocom agreed to acquire an option to purchase 75% working interest in La Carolina mineral project, located in the Sierra San Luis Mountains of Central Argentina. On May 2, 2003 we entered into a formal agreement with TNR Resources Ltd. (“TNR”) to acquire a 75% interest in the La Carolina Project. The La Carolina Project comprises 1,318 hectares in the San Juan Province of Argentina, located 90 kilometers northeast of the provincial capital of San Luis. To earn its 75% interest, Geocom must spend $2,000,000 over four years on exploration and development at La Carolina. Geocom must issue or arrange for the transfer of 50,000 common shares to TNR upon formalization of the option agreement, and annually thereafter until its obligations have been met. Upon vesting its interest in the project, Geocom and TNR will enter into a formal venture agreement to manage the development of the project. As of September 24, 2003 Geocom has spent approximately $12,000 preparing for the exploration and development at La Carolina. Geocom was required to spend $100,000 on or before April 30, 2004. As of April 30, 2004, Geocom met its commitment. As of June 30, 2004, Geocom expended $287,162 on the La Carolina mineral project.

On May 20, 2003, Geocom entered into an agreement with TNR Resources Ltd. ("TNR") and will earn a 75% interest in TNR's option to earn a 70% interest in BHP Minerals International Exploration Inc.'s (BHPB) Iliamna Project in Alaska. Geocom must spend $500,000 prior to September 26, 2004 or lose its interest in the property. The interest earned is subject to a back-in right held by BHP to reacquire a 70% interest in the project with an obligation to fund the project through a formal feasibility study. BHP can earn an additional 10% interest by agreeing to arrange the financing necessary to bring the project into commercial production. As of September 24, 2003 Geocom has spent approximately $178,000 on the exploration and development of Iliamna.

On October 31, 2003, Geocom announced the acquisition of two gold and base metal projects in Chile. Geocom personnel staked both properties on behalf of the Corporation. The Santa Rosa and Marcelita properties comprise a total of 2433 hectares located in the Zapallar mining district, 40 kilometers southeast of Copiapó, Tierra Amarilla County, Region III, Chile. The Corporation controls 100% of the property acquired.

On February 16, 2004, Geocom announce the acquisition by staking of six claims that provide a 100% interest in 680 hectares (1,680 acres) in northern Chile. Geocom personnel staked the claims to cover several sediment hosted copper and gold occurrences.

NOTE 12 – SUBSEQUENT EVENT (UNAUDITED)

In August 18, 2005, Geocom announced the receipt of results and report on initial activities in Region IX of its South Chile program. In addition to reconnaissance mapping and rock chip sampling, Geocom personnel conducted repeat sampling in the same areas where the previous sample data indicated as a means of confirming the gold and other element anomalous zones, as well as to validate the database. Geocom is pleased to report that work in the 2005 season confirmed the earlier results. Samples taken in the same drainages and in approximately the same locations produced anomalous gold assays ranging from 0.074 to >1 gram per tonne Au.

In August 2, 2005 Geocom announced it has earned its interest at the H Claims in the Iliamna project and provided notice of such to BHP Billiton, Geocom and TNR are in the process of establishing the formal joint venture to govern the continued exploration of the H Claims. In Addition Geocom has now spent in excess of the requisite amounts of money set forth for the D and H claims in the original agreement, and as a result Geocom and TNR have amended their option agreement to provide for the establishment of a joint venture on the D Claims as well. Geocom agrees to reduce its potential earned interest from 75% to 51%, in return for which TNR agrees to begin funding its 49% interest immediately. This allows Geocom to maintain a majority interest, but share the ongoing exploration costs with TNR.

In July 2005 Geocom announced core drilling has been completed at its Escorpion Project in Region IV of Coquimbo, Chile. Four holes were completed at the Chululera zone, where encouraging assay results were previously reported on June 29, 2005. In addition, three holes were completed on the Amax zone, and two holes were drilled approximately halfway between the two zones as a test of potential continuity. The Amax zone was tested by three holes located along a drill road above the surface exposure of the mineralized zone. Hole ES-07 encountered mostly volcanic rocks, which apparently displaced the mineralized metasedimentary rocks. Hole ES-08 intersected 17 meters (56 feet) of strongly bleached and silicified metasedimentary rocks, averaging 0.17 grams per tonne Au, within which an 8.9m core interval averaged 0.29 grams per tonne Au. Hole ES-09 also encountered low gold values, consisting of 4 meters averaging 0.42 grams per tonne gold (13 feet @0.013 opt Au).

Re-Price of warrants.

On August 24, 2005 the Board of Directors adopted a resolution to re-price existing warrants. There are the following outstanding warrants:

(a)	a total of 357,143 share purchase warrants, exercisable at $0.85 per share, expiring on July 2, 2006;
(b)	a total of 3,100,000 share purchase warrants, exercisable at $0.50 per share, expiring on October 28, 2006; and
(c)	a total of 310,000 share purchase warrants, exercisable at $0.50 per share, expiring on November 30, 2006.

Because the Company required additional financing to continue its normal business, and considered that existing warrant holders were the best potential source of additional financing, and because the Company desired to provide an incentive for existing warrant holders to exercise their warrants by re-pricing all of its existing share purchase warrants to reflect then current market conditions, the Board resolved to re-price warrants as follows:

(a)	any share purchase warrants exercised on or before September 9, 2005 shall be exercisable at a price of $0.14 per share;
(b)	any share purchase warrants exercised after September 9, 2005 but on or before September 23, 2005 shall be exercisable at $0.17 per share;
(c)	any share purchase warrants exercised after September 23, 2005 but on or before October 7, 2005 shall be exercisable at $0.20 per share;
(d)	any share purchase warrants exercised after October 7, 2005 but on or before October 21, 2005 shall be exercisable at $0.25 per share; and
(e)	any share purchase warrants exercised after October 21, 2005 shall be exercisable at the price specified in their original grant.

As of September 30, 2005 thirteen warrant holders exercised 325,000 warrants at a price of $0.14, and one warrant holder exercised 357,143 at a price of $0.20, for net proceeds of $116,928.60. No other warrants have been subsequently exercised.

Existing warrant holders who did not exercise warrants prior to October 21, 2005 continue to hold their warrants at originally scheduled prices.

GEOCOM RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED BALANCE SHEET

(unaudited)

September 30,
2005
ASSETS

Current assets
Cash	$109,759
Other receivable	1,428
Other current assets	27,299
Total current assets	208,486

Property and equipment, net	6,562

TOTAL ASSETS	$215,048

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$23,785
Accounts payable – related party	17,500
Shares to be issued	116,928
158,213
Commitments

STOCKHOLDERS’ EQUITY:
Common stock, $.00001 par value, 100,000,000 shares authorized, 20,942,675 shares issued and outstanding	209
Additional paid in capital	3,623,122
Deficit accumulated during the exploration stage	(3,562,467)
Accumulated other comprehensive income	(4,029)
Total Stockholders’ Equity	56,835
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$215,048

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ending September 30, 2005 and 2004 and

Period from June 19, 2000 (Inception) through September 30, 2005

(unaudited)

	Three months ended September 30,		Inception through September 30,
	2005	2004	2005
Operating expenses:
Exploration expenditures	$61,731	$207,109	$2,279,150
Oil and gas activities	-	-	42,060
Other general and administrative	165,716	141,375	1,111,017
Loss from operations	(227,447)	(348,484)	(3,432,227)

Interest expense	-	-	130,240
Net loss	$(227,447)	$(348,484)	$(3,562,467)

Net loss per share:
Basic and diluted	$(0.01)	$(0.02)

Weighted average shares outstanding:
Basic and diluted	20,940,675	17,693,383

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three Months Ending September 30, 2005 and 2004 and

Period from June 19, 2000 (Inception) through September 30, 2005

(unaudited)

	2005	2004	Inception through September 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(227,447)	$(348,484)	$(3,562,467)
Adjustments to reconcile net deficit to cash used by operating activities:
Amortization of debt discount	-	-	55,556
Depreciation	892	231	4,255
Common shares issued for services	-	-	275,000
Stock purchase options issued for services	91,373	91,373	336,794
Change in:
Other current assets	(12,221)	-	(27,299)
Accounts payable and accrued liabilities	(72,643)	4,197	54,710
NET CASH USED IN OPERATING ACTIVITIES	(220,046)	(252,683)	(2,863,451)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	-	-	(10,817)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	-	500,000
Proceeds from exercised warrants	45,500	-	45,500
Proceeds from notes payable – related parties	-	-	253,786
Repayment of notes payable – related parties	-	-	(253,786)
Proceeds from advances – related parties	-	-	118,981
Repayments from advances – related parties	-	(24,782)	(118,981)
Issuance of common stock	-	250,000	2,442,556
CASH FLOWS FROM FINANCING ACTIVITIES	45,500	225,218	2,988,056

Effects of exchange rates on cash	(5,107)	-	(4,029)

NET CHANGE IN CASH	(179,653)	(27,465)	109,759
Cash, beginning of period	289,412	158,873	-
Cash, end of period	$109,759	$131,408	$109,759

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-	$-	$6,531
Income taxes paid	$-	$-	$-

NON CASH TRANSACTIONS
Shares to be issued	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

GEOCOM RESOURCES, INC.

(AN EXPLORATION STAGE COMPANY)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Geocom Resources, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s registration statement filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year end June 30, 2005 as reported in Form 10-KSB, have been omitted

NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS.

In December 2004, the FASB, issued a revision to SFAS 123, also known as SFAS 123R, that amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R eliminates the ability to account for share-based compensation transactions using APB 25 and generally requires such transactions be accounted for using a fair-value-based method. SFAS 123R’s effective date would be applicable for awards that are granted, modified, become vested, or settled in cash in interim or annual periods beginning after December 15, 2005. SFAS 123R includes three transition methods: one that provides for prospective application and two that provide for retrospective application. The Company intends to adopt SFAS 123R prospectively commencing in the third quarter of the fiscal year ending June 30, 2006. It is expected that the adoption of SFAS 123R will cause the Company to record, as expense each quarter, a non-cash accounting charge approximating the fair value of such share based compensation meeting the criteria outlined in the provisions of SFAS 123R.

NOTE 3 – STOCK BASED COMPENSATION

In December 2004, Geocom issued 200,000 stock options to a new board member. The share purchase options vest in 20% increments over two years every six months with the first 20% vesting on the grant date. The strike price of the stock options is $0.40 and they expire three years after the grant date. The options were valued using the intrinsic value method and have no value because the strike price is higher than the market price on the grant date.

In July 2004 Geocom issued 715,000 stock options. The stock options vest in 20% increments over two years every six months with the first 20% vesting on the grant date. The strike price of the stock options is $0.64 and they expire three years after the grant date. 400,000 of the share purchase options were issued to employees of Geocom and have no value using the intrinsic method. The remaining 315,000 stock options were issued to independent contractors providing financial and exploration services. These options were valued at $143,485 using the fair value method. These expenses will be recognized over the vesting period.

In January 2004 Geocom issued 625,000 stock options. The stock options vest in 20% increments over two years every six months with the first 20% vesting on the grant date. The strike price of the stock options is $1.44 and they expire three years after the grant date. 400,000 of the stock options were issued to employees of Geocom and are valued at $4,000 using the intrinsic method. The remaining 225,000 stock options were issued to independent contractors providing financial and exploration services. These options were valued at $309,378 using the fair value method. These expenses will be recognized over the vesting period.

The pro forma effect on net loss as if the fair value of stock-based compensation had been recognized as compensation expense on a straight-line basis over the vesting period of the stock options or purchase right was as follows for the three months ended September 30, 2005 and 2004:

	Three Months Ended September 30,
	2005	2004
Net loss, as reported	$(227,447)	$(345,984)
Add: Stock-based employee compensation included in reported net loss	800	-
Less: Stock-based employee compensation determined under fair value based method for all rewards	(146,442)	(146,442)
Pro forma net loss	$(373,098)	$(492,426)
Basic and diluted net loss per share
As reported	$(0.01)	$(0.02)
Pro forma	$(0.02)	$(0.03)

NOTE 4 – RECLASSIFICATIONS

Certain amounts in the September 30, 2004 financial statements have been reclassified to conform with the September 30, 2005 financial statement presentation.

NOTE 5 – STOCK WARRANTS

The Company decided that it is in the best interests of the Company to provide an incentive for existing warrant holders to exercise their warrants by re-pricing all of its existing share purchase warrants to such price as is determined by their time of exercise based upon a staged timeline of repricing, all such share purchase warrants to expire on the date specified in their original grant. On August 24 the Company adopted a resolution such that all of the existing share purchase warrants of the Company be re-priced to be exercisable at such price as is determined by their time of exercise, if any, according to the following staged timeline:

(f)	any share purchase warrants exercised on or before September 9, 2005 shall be exercisable at a price of $0.14 per share;
(g)	any share purchase warrants exercised after September 9, 2005 but on or before September 23, 2005 shall be exercisable at $0.17 per share;
(h)	any share purchase warrants exercised after September 23, 2005 but on or before October 7, 2005 shall be exercisable at $0.20 per share;
(i)	any share purchase warrants exercised after October 7, 2005 but on or before October 21, 2005 shall be exercisable at $0.25 per share; and
(j)	any share purchase warrants exercised after October 21, 2005 shall be exercisable at the price specified in their original grant.

During the 1st quarter 682,143 warrants were exercised but the corresponding shares have not been issued due to the delinquent filing at June 30 year end and this Sep 30 quarter. The warrants were part of an unrestricted offering under an SB2 registration. The existing SB2 registration expired while the company was waiting for the year end financials. The SB2 has been updated and awaits the 1st quarter’s financials to be filed. When filed, a treasury order will be released to issue shares without restrictive legends.

Geocom received $45,500 cash and an additional $71,428 was placed with the transfer agent until the shares are issued relating to the 682,143 warrants that were exercised in the 1st quarter. Geocom recorded an $116,928 liability for the obligation to issue the shares with another receivable for the amount held in trust by the transfer agent.

NOTE 6 – CAPITAL STOCK

In December 2004, Geocom issued 8,500 shares of common stock as a finder fee for the 3,100,000 share private placement in the second quarter.

In October 2004, Geocom conducted two private placements to 48 accredited investors selling 3,100,000 units for gross proceeds of $1,240,000. Each unit consists of one share of common stock and one non-transferable warrant. The warrants have an exercise price of $0.50 and expire five years from the purchase dates.

In July 2004, Geocom conducted a private placement and sold 357,143 units for gross proceeds of $250,000. Each unit consists of one share of common stock and one non-transferable warrant. The warrants have an exercise price of $0.85 and expire in two years from the purchase date.

In January and February 2005, Geocom issued 117,500 shares of common stock as a finder fee for the 3,100,000 share private placement in the second quarter.

NOTE 7 –RELATED PARTIES

Consulting fees – related parties consist of legal, marketing, and financial consulting services received from four directors. For the three months ended September 30, 2005 $47,500 of expenses was incurred.

NOTE 8 – COMMITMENT

In November 2005, Geocom signed an office lease through the period ending October 31, 2006. The base rent will be $613 per month.

Geocom is required to issue 150,000 shares of common stock to Compania Minera Solitario Argentina S.A to satisfy the amended option agreement with TNR Gold Corp.

On January 24, 2005 Geocom’s wholly-owned subsidiary, Minera Geocom Resources-Chile Limitada (MGRC), has signed a formal joint venture agreement to earn a 55% interest on the Escorpion gold property from Minera Canela S.A. The property is situated in the fourth region Province of Choapa in Chile. To earn the 55% interest, Geocom must spend $1,700,001 over four years on exploration and development and must expend $150,001 in exploration on the property on or by December 31, 2005. Geocom had spent $233,143 as of September 30, 2005 and must expend $1,466,858 by January 24,2009

NOTE 9 – SUBSEQUENT EVENT

Geocom entered into an option agreement dated November 29, 2005 with Latin American Minerals Inc. in respect of its La Carolina project, located in Argentina. TNR Gold Corp is also a party to the agreement as is its wholly owned subsidiary, Compania Minera Solitario Argentina S.A. which currently holds title to the property. The option agreement requires Latin American Minerals to pay a total of $125,000 and issue a total of 125,000 shares to our company and TNR Gold Corp., to be divided equally between them, over a period of four years. Pursuant to the option agreement, Latin American Minerals has the right to earn an undivided 75% interest in the property by making the cash and share payments and by making a total of $1,000,000 in exploration expenditures on the property over a period of five years. Latin American Minerals is entitled to earn a 37.5% interest in the property upon making $500,000 in exploration expenditures and by paying a total of $62,500 in cash and issuing 62,500 shares to our company and TNR Gold Corp.

Geocom acquired its option to earn a 75% working interest in the La Carlolina property from TNR Gold Corp. in 2003. To vest its interest in the property, we were required to make a total of $2,000,000 in exploration expenditures as well as issue shares to TNR Gold Corp. Geocom spent a total of $616,676 on the property. To facilitate the option agreement with Latin American Minerals, TNR Gold Corp. and Geocom have mutually agreed to renegotiate the terms of the La Carolina option agreement. TNR Gold Corp. and Geocom have agreed to the following terms: Geocom has fully vested its interest in the project; Geocom reduces its vested interest from the originally contemplated 75% to 50%, effective immediately (November 29,2005); Geocom agrees to issue 150,000 shares to Compania Minera Solitario Argentina S.A., and TNR Gold Corp. agrees that such issuance is compensation to TNR Gold Corp. and Compania Minera Solitario Argentina S.A. for its agreement. In addition, our company and TNR Gold Corp. agree to manage the project via management committee and acceptable budgets, subject to the option agreement held by Latin American Minerals.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 200__, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 Indemnification of Directors and Officers.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted himself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company's best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company's favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted himself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company's best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$411.74
Printing and engraving expenses(1)	$1,000(1)
Accounting fees and expenses(1)	$5,000(1)
Legal fees and expenses(1)	$15,000(1)
Transfer agent and registrar fees(1)	$1,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous(1)	$1,000(1)
Total	$23,411.74

(1) We have estimated these amounts.

Item 26 Recent Sales of Unregistered Securities - Last Three Years.

On July 10, 2003, we issued an aggregate of 493,678 shares of our common stock at a price of $1.04 per share to one investor on conversion of a convertible loan equalling $500,000 plus $13,425 of accrued interest. We relied on Regulation S and/or Section 4(2) of the Securities Act of 1933. The investor was not a U.S. person as that term is defined in Regulation S and no sales efforts were conducted in the U.S.

On October 17, 2003, we issued 365,854 units to one investor, at a price of $2.05 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $2.50 per share for a period of twelve months from October 17, 2003. We issued the shares in an offshore transaction to a non-U.S. Person relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On July 1, 2004, we issued 357,143 units to one investor, at a price of $0.70 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.85 per share for a period of two years from July 2, 2004. We issued the shares in an offshore transaction to a non-U.S. Person relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On October 18, 2004, we issued 2,487,500 units to 36 accredited investors, at a price of $0.40 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share for a period of two years from the date of the subscription agreement. We issued these shares to accredited investors relying on Rule 506 of Regulation D of the Securities Act of 1933.

On October 28, 2004, we issued 612,500 units to 12 accredited investors, at a price of $0.40 per unit, each unit being comprised of one share of our common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.50 per share for a period of two years from the date of the subscription agreement. We issued these shares to accredited investors relying on Rule 506 of Regulation D of the Securities Act of 1933.

Item 27 Exhibits.

The following Exhibits are filed with this Prospectus:

Exhibit

Number	Description
(3)	Articles of Incorporation and Bylaws

3.1          Restated Articles of Incorporation (incorporated by reference from our Registration Statement on Form SB-2 filed on June 7, 2001).

3.2	By-laws (incorporated by reference from our Registration Statement on Form SB-2 filed on June 7, 2001).

(4)           INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1           Specimen Stock Certificate (incorporated by reference from our Registration Statement on Form SB-2 filed on June 7, 2001).

4.2           2003 Stock Option Plan (incorporated by reference from our Registration Statement on Form S-8 filed on December 17, 2003).

(5)	Opinion of Legality
5.1	Opinion of Clark Wilson LLP.
(10)	Material Contracts

10.1         Option Agreement dated May 1, 2003 between Geocom Resources Inc. and TNR Resources Ltd. (incorporated by reference from our Amended Current Report on Form 8-K/A filed on May 5, 2003).

10.2         Option Agreement dated May 7, 2003 between Geocom Resources Inc. and TNR Resources Ltd. (incorporated by reference from our Current Report on Form 8-K filed on May 20, 2003).

10.3         Form of Stock Option Agreement for 2003 Stock Option Plan (incorporated by reference from our Registration Statement on Form S-8 filed on December 17, 2003).

10.4        Consulting Agreement dated effective December 1, 2003 with Jim Chapman (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.5        Consulting Agreement dated effective December 1, 2003 with Jeffrey A. Jaacks (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.6        Consulting Agreement dated effective January 1, 2004 with John Benglesdorf (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.7        Consulting Agreement dated effective January 1, 2004 with Ellsworth Geological, PC (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.8        Consulting Agreement dated January 19, 2004 with Gary Schellenberg (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.9        Consulting Agreement dated January 19, 2004 with Roberto Lara (incorporated by reference from our Quarterly Report on Form 10-QSB filed on February 20, 2004).

10.10	Form of Stock Option Agreement for January 21, 2004 grant of stock options with the following:

John Hiner

Paul Chung

Talal Yassin

Andrew Stewart

Jim Chapman

Peter Ellsworth

Jeffrey Jaacks

John Bengelsdorf

Gary Schellenberg

Roberto Lara

(incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004)

10.11	Form of Stock Option Agreement for July 26, 2004 grant of stock options with the following:

John Hiner

Paul Chung

Talal Yassin

Andrew Stewart

Jim Chapman

Peter Ellsworth

Jeffrey Jaacks

John Bengelsdorf

Gary Schellenberg

Roberto Lara

Harvey Lawson

Aruba Capital Inc.

Charles Madden

Elizabeth Torry

(incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

10.12      Consulting Agreement dated July 23, 2004 with Elizabeth Torry (incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

10.13      Consulting Agreement dated July 26, 2004 with Aruba Capital Inc. (incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

10.14      Consulting Agreement dated July 26, 2004 with Charles Madden (incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

10.15      Consulting Agreement dated July 26, 2004 with Harvey Lawson (incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

10.16	Form of Securities Purchase Agreement for October 2004 private placements with the following:

405 Investments, L.P.

Bilbrey Family Limited Partnership

John Burke

Robert E. Cathro Trust

Michael Lee Davis

Clarice B. Dykema Trust

Elliott Family Trust u/a/d 9-22-75

Robert Fischer

Louis A. Gage and Mae V. Gage

Joseph Grande

Alan Grayson

Bance Hom

Richard B. Inman

Hemant Kathuria

Louis F. Mahar and Kathryn E. Mahar, JTWROS

Richard Mastromatteo

Michael P. McTigue

The Millar Family Trust u/a/d 2-12-00

Mueller Ltd. Partnership One

Orna Newfield

Tommay T. Peacock Revocable Trust C

Genelia M. Philips and Robert E. Philips

Richard Potpachuk

William M. Pugh and Kathleen C Pugh

QMI Fertilizer & Grain, Inc.

Ole Raff

Margaretta Sasaki and Edwin Y. Sasaki

Mark D. Schreiber and Lilnita Schreiber

Robert J. Scott and Anne E. Scott, JTWROS

R. Steven Smith

Steve Stipanovich and Theresa Stipanovich, as Tenants by the entirety

Charles L. Stivers and Nancy J. Stivers, Trustees Stivers Family Trust u/a/d 11-12-90

Thomas Tomanek

Christine Vermel

Weber Manufacturing Profit Sharing Trust, u/a/d 01-01-2004

P. Victor Young

Linda Lee Couch

Marshall Mueller

Jon Nelson

H. Paul Prinsen

Richard H. Stratton

Gary A. Florence

David Lindgren

Barry A. Fronek

Barbara W. Hearst

Michael Misowitz

Deepak Munjal

William J. Thon Trust dated 7-15-83

(incorporated by reference from our Registration Statement on Form SB-2 filed on December 1, 2004).

10.17      Consulting Agreement dated December 2, 2004 with Clyde Harrison (incorporated by reference from our Current Report on Form 8-K filed on December 2, 2004).

10.18       Investor Relations Agreement dated February 15, 2005 with Destiny Media Communications Inc. (incorporated by reference from our Current Report on Form 8-K filed on April 13, 2005).

10.19       Option agreement dated November 29, 2005 with Latin American Minerals Inc., TNR Gold Corp. and Compania Mineral Solitario Argentina S.A. (incorporated by reference from our Current Report on Form 8-K filed on December 7, 2005).

(14)	Code of Ethics

14.1        Code of Business Conduct and Ethics(incorporated by reference from our Annual Report on Form 10-KSB filed on October 14, 2004).

(16)	Letter on Change in Certifying Accountant

16.1        Letter from Davidson & Company (incorporated by reference to our Current Report on Form 8-K filed on May 9, 2003).

16.2        Letter from Malone & Bailey, PLLC (incorporated by reference to our Current Report on Form 8-K filed on September 17, 2004).

(21)	Subsidiaries
21.1	Subsidiaries of Geocom Resources Inc.

Minera Geocom Resources-Chile Limitada, a Chilean corporation.

(23)	Consents of Experts and Counsel
23.1	Consent of Independent Auditor (Lopez, Blevins, Bork & Associates, L.L.P).
(24)	Power of Attorney
24.1	Power of Attorney (contained on the signature pages of this registration statement).

Item 28 Undertakings.

The undersigned Company hereby undertakes that it will:

(1)	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:
(a)	any prospectus required by Section 10(a)(3) of the Securities Act;
(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)	any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;
(2)

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Geocom pursuant to the foregoing provisions, or otherwise, Geocom has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Geocom of expenses incurred or paid by a director, officer or controlling person of Geocom in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Geocom will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bellingham, Washington on December 30, 2005.

GEOCOM RESOURCES INC.

a Nevada corporation

/s/ John Hiner

By: John Hiner, President and Chief Executive Officer

(Principal Executive Officer)

/s/ Paul Chung

By: Paul Chung, Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints John Hiner as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ John Hiner

John Hiner, President, CEO and Director

(Principal Executive Officer)

December 30, 2005

/s/ Paul Chung

Paul Chung, Chief Financial Officer, Secretary and Treasurer

(Principal Financial Officer and Principal Accounting Officer)

December 30, 2005

/s/ Andrew Stewart

Andrew Stewart, Director

December 30, 2005

/s/ Talal Yassin

Talal Yassin, Director

December 30, 2005

/s/ Clyde Harrison

Clyde Harrison, Director

December 30, 2005